                                                                  EXHIBIT 10.1




                                 Section 363

                             Asset Sale Agreement

                               TABLE OF CONTENTS



                                               ARTICLE I
                                          CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .   2

                                               ARTICLE II
                            TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . .  25

2.1     Purchase and Sale of Assets; Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . .  25
2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.3     Closing; Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.4     Closing Adjustment Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.5     Calculation of Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
2.6     Adjustment for Post-Closing Terminated Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
2.7     Final Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
2.8     Prorations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                              ARTICLE III
                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . .  43

3.1     Organization; Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
3.2     Authority; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
3.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
3.4     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
3.5     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
3.6     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
3.7     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
3.8     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
3.9     Mortgage Banking Licenses and Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
3.10    Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
3.11    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
3.12    Title to Certain Mortgage Loans;           Mortgage Servicing Agreements . . . . . . . . . . . . . .  55
3.13    No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
3.14    Mortgage Servicing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
3.15    Compliance with Mortgage Banking           Regulations . . . . . . . . . . . . . . . . . . . . . . .  57
3.16    Custodial Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
3.17    Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
3.18    Advances; Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
3.19    Physical Damage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
3.20    Pool Certification and Recertification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

3.21    Payment of Taxes, Insurance Premiums, Other Amounts  . . . . . . . . . . . . . . . . . . . . . . . .  66
3.22    Tax Identification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
3.23    Single Family Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
3.24    ARMs and Conversion Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
3.25    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
3.26    FHA, VA and PMI Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
3.27    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
3.28    RIS Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
3.29    Trade Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
3.30    No Material Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                                               ARTICLE IV
                                REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .  72

4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
4.2     Authority; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
4.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
4.4     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
4.5     Mortgage Banking Licenses and Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
4.6     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
4.7     No Material Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

                                               ARTICLE V
                                               COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  77

5.1     Conduct Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
5.2     Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
5.3     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
5.4     Legal Conditions to Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
5.5     Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
5.6     Transfer Fees and Certain Other Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
5.7     Additional Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
5.8     Submission for Court Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
5.9     Assignment of Mortgages and Endorsements of Notes  . . . . . . . . . . . . . . . . . . . . . . . . .  94
5.10    Final Certification and Re-Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
5.11    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
5.12    Insurance Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
5.13    Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
5.14    Remittances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
5.15    Bills  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
5.16    Interest Rate Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
5.17    Acquisition Proposals; Overbid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
5.18    Forwarding of Payments and Other Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
5.19    Assignment of Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106

5.20    Custodial Fund Interest and Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
5.21    IRS Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
5.22    Information Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
5.23    Reconciliation of Suspense Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
5.24    ARM Loan Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
5.25    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
5.26    Trade Names License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
5.27    Subservicing and Transition Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
5.28    Establishment of Escrow Account under RIS Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 111

                                               ARTICLE VI
                                               CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 112

6.1     Conditions to Each Party's Obligations Under This Agreement  . . . . . . . . . . . . . . . . . . . . 112
6.2     Additional Conditions to the Obligations of the Company Under This Agreement . . . . . . . . . . . . 113
6.3     Additional Conditions to Buyer's Obligations Under This Agreement  . . . . . . . . . . . . . . . . . 115

                                              ARTICLE VII
                                            INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . 120

7.1     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120

                                              ARTICLE VIII
                                   TERMINATION, WAIVER AND AMENDMENT   . . . . . . . . . . . . . . . . . . . 137

8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 137
8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139
8.3     Amendment, Extension and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
8.4     Termination Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 141

                                               ARTICLE IX
                                             MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 142

9.1     Survival; Buyer's Rights Following Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142
9.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
9.3     Release and Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
9.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
9.5     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
9.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
9.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 145
9.8     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146

9.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
9.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 147
9.11    Exclusive Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 147

                                                                  EXECUTION COPY

                        SECTION 363 ASSET SALE AGREEMENT

                 THIS SECTION 363 ASSET SALE AGREEMENT (this "Agreement") amended and restated as of January 4, 1996, is made by and between FIRST NATIONWIDE MORTGAGE CORPORATION, a Delaware corporation ("Buyer"), and LOMAS MORTGAGE USA, INC., a Connecticut corporation (the "Company").

                              W I T N E S S E T H:

                 WHEREAS, the Company is engaged in the business of servicing, subservicing and master servicing mortgage loans pursuant to the Mortgage Servicing Agreements (as defined herein) (the "Servicing Business"); and

                 WHEREAS, the Company filed a voluntary petition (the "Petition") for reorganization relief pursuant to Chapter 11 of title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as amended by the Bankruptcy Reform Act of 1994 (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on October 10, 1995; and

                 WHEREAS, Buyer desires to purchase and acquire from the Company certain assets and rights, and the Company desires to sell, convey, assign and transfer all of such assets and rights to Buyer, in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code; and

                 WHEREAS, the Company desires to assign to Buyer and Buyer desires to assume from the Company certain liabilities, in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
                                   ARTICLE I
                              CERTAIN DEFINITIONS

                 For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular.

                 Accounts Receivable -- The accounts receivable which comprise those general ledger accounts of the Company set forth on Schedule I hereto.

                 Acquisition -- The acquisition by Buyer of all of the Assets and the assumption by Buyer of all of the Assumed Liabilities pursuant to this Agreement.

                 Acquisition Proposal -- As defined in Section 5.17(a).

                 Adjusted Base Price -- As defined in Section 2.5(h).

                 Advances -- Amounts that have been advanced by the Company in connection with servicing, subservicing or master servicing the Mortgage Loans (including, without limitation, principal, interest, taxes and insurance premiums) and which are required or permitted to be paid by the Company as the servicer, subservicer or master servicer of the Mortgage Loans pursuant to applicable Investor requirements or the terms of the applicable Mortgage Servicing Agreements.

                 Affiliate -- With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                 Agency -- FHA, VA, GNMA, FNMA, FHLMC, FmHA, the Texas Veterans' Land Board or a State Agency, as applicable.

                 Agreement -- As defined in the recitals hereof, including all schedules and exhibits hereto, amendments hereof and supplements thereof.

                 Ancillary Income -- Charges for late Mortgage Loan payments, charges for dishonored checks, pay-off fees, assumption fees, commissions and administrative fees on insurance and other fees and charges collected from or assessed against the mortgagor, other than those charges payable to an Agency or Investor under the terms of the Mortgage Servicing Agreements.

                 Assets -- As defined in Section 2.1(a).

                 Assumed Contracts -- The contract rights, licenses, permits, approvals, authorizations and franchises set forth on Schedule II hereto, together with any additional contract rights added to such schedule pursuant to
Section 5.7 hereof.

                 Assumed Liabilities -- As defined in Section 2.1(c).

                 Bankruptcy Code -- As defined in the recitals hereof.

                 Bankruptcy Court -- As defined in the recitals hereof.

                 Base Portfolio -- The Mortgage Servicing Portfolio on July 31, 1995, as set forth in a tape (magnetic media) delivered to Buyer, provided, however, that the Base Portfolio shall not include (i) any Mortgage Loan which on July 31, 1995 was an Excluded Loan or (ii) any Mortgage Loan for which the Company is not the primary servicer.

                 Base Portfolio Loan -- Any Mortgage Loan included in the Base Portfolio.

                 Base Purchase Price -- As defined in Section 2.2.

                 Book Value -- Book value calculated in accordance with GAAP consistently applied without allowance for reserves.

                 Burdensome Condition -- As defined in Section 6.2(d).

                 Buydown -- The waiver by Buyer of a portion of the indebtedness of a Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds accounts, the forgiveness of accrued interest or any combination of the foregoing, and which causes the VA to pay off the remaining amount of the indebtedness owed and acquire the Collateral.

                 Buyer -- As defined in the recitals hereof.

                 Buyer Schedule -- As defined in Section 4.2(b).

                 Citicorp Agreement -- As defined in Section 2.6(e).

                 Closing -- The closing of the Acquisition as defined in
Section 2.3(a).

                 Closing Adjustment Documents -- As defined in Section 2.4(a).

                 Closing Portfolio -- The Mortgage Servicing Portfolio on the Closing Date, provided, however, that the Closing Portfolio shall not include
(i) any Mortgage Loan which on the Closing Date is an Excluded Loan or (ii) any Mortgage Loan for which the Company is not the primary servicer.

                 Closing Portfolio Loan -- Any Mortgage Loan included in the Closing Portfolio.

                 Closing Date -- The date and time of Closing as defined in
Section 2.3(a).

                 Code -- The Internal Revenue Code of 1986, as amended.

                 Collateral -- The property securing a Mortgage Loan.

                 Company Schedule -- As defined in Section 3.2.

                 Confidentiality Agreement -- As defined in Section 5.3.

                 Contracts -- The Assumed Contracts, the Leases and the Mortgage Servicing Agreements.

                 Conversion Date -- For any Mortgage Loan, the date the servicing of such Mortgage Loan shall have been fully converted and transferred from the Company's operating systems to those of Buyer.

                 Custodial Accounts -- All escrow, impound, suspense (loan level and other) and custodial accounts maintained with respect to the Mortgage Loans for purposes of receiving and disbursing payments of principal, interest, taxes, insurance, assessments and similar charges (and interest, if any, accrued on such funds for the benefit of mortgagors) relating to Mortgage Loans.

                 Disagreement -- As defined in Section 2.4(b).

                 Disputed Claim -- As defined in Section 7.1(j).

                 Employees -- As defined in Section 5.11.

                 Encumbrance -- Any lien, pledge, security interest, claim, charge, easement, limitation, commit-ment, restriction or encumbrance of any kind or nature whatsoever.

                 Escrow Funds -- Amounts held in Custodial Accounts, with respect to Mortgage Loans held for the purpose of paying property taxes, hazard insurance premiums, assessments and other such items as provided in the Mortgage and the Regulations.

                 Excluded Assets -- As defined in Section 2.1(b).

                 Excluded Liabilities -- As defined in Section 2.1(d).

                 Excluded Loan -- A Mortgage Loan with respect to which as of a specified date:

                 (i) the Mortgage Loan is two months or more past due (for purposes of this Agreement a Mortgage Loan is two months or more "past due" if a scheduled monthly payment of principal, interest and (if required) escrow due on the first day of a month is not paid by the mortgagor on or before the last calendar day of the next succeeding month);

                 (ii) the first action necessary to be taken to commence proceedings in foreclosure, or a sale under power of sale, or other acquisition of title to the Collateral based upon a default by the mort-gagor under the Note or Mortgage, under the law of the state wherein the Collateral is located, has been taken under the terms of the Note or Mortgage and the relevant Mortgage Servicing Agreement;

                 (iii) any litigation is pending relating to a Mortgage Loan the adverse outcome of which would have a material adverse effect on the enforceability of the Mortgage Loan or on the economic value of the related Servicing Rights;

                 (iv) the mortgagor has sought relief under or has otherwise been subjected to the federal bankruptcy laws or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing;

                 (v) a demand for Repurchase has been received by the Company and the basis for the Repurchase demand has not been cured prior to the due date for such Repurchase; or

                 (vi) the Mortgage Loan is identified on the Company's books and records as a "fraudulent loan."

                 FF&E -- The furniture, fixtures and equipment owned or leased by the Company and set forth on Schedule X hereto.

                 FHA -- Federal Housing Administration.

                 FHA Loans -- Mortgage Loans which are insured by FHA, or which are intended by the Company to be insured by FHA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be insured by FHA.

                 FHLMC -- Federal Home Loan Mortgage Corporation.

                 Final Order -- An order or judgment of a court, the implementation or operation or effect of which has not been stayed and as to which order or judgment (or any revision, modification or amendment thereof reasonably acceptable to Buyer) the time to appeal or seek review or rehearing or writ of certiorari has expired and as to which no appeal or petition for review or rehearing or certiorari has been taken.

                 Final Settlement  -- As defined in Section 2.7.

                 Final Settlement Date  -- As defined in Section 2.7.

                 First Order -- An order of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, which approves, among other things,
(i) sales
procedures relating to disposition of the Assets set forth in Section 5.17 hereof and (ii) payment of the Termination Payment to Buyer pursuant to
Section 8.4.

                 First Payment -- As defined in Section 2.3(c).

                 FmHA -- The Farmers Home Administration, now known as the Rural Housing and Community Development Service.

                 FmHA Loans -- Mortgage Loans which are insured by FmHA, or which are intended by the Company to be insured by FmHA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be insured by FmHA.

                 FNMA -- Federal National Mortgage Association.

                 Foreclosure -- The acquisition of title to Collateral in a foreclosure sale or pursuant to any other comparable procedure allowed under applicable law or Regulation, including pending foreclosures where the first step required under applicable Regulations to initiate a foreclosure proceeding has been taken or could have been taken.

                 GAAP -- Generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared.

                 GNMA -- Government National Mortgage Association.

                 Governmental Entity -- Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

                 HSR Act -- The Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                 HUD -- United States Department of Housing and Urban
Development.

                 Indemnification Cap -- As defined in Section 7.1(h).

                 Independent Accounting Firm -- Price Waterhouse LLP, or if Price Waterhouse LLP shall be unwilling to serve in such capacity, any "Big Six" accounting firm or its successor (other than the present independent public accountants of Buyer, the Company or any of their Affiliates or any independent public accountants who were such within the previous two years).

                 Injunction -- As defined in Section 6.1(b).

                 Insurer -- A Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the Collateral.

                 Investments -- The investment assets relating to the Servicing Business which comprise those general ledger accounts of the Company set forth on Schedule III hereto.

                 Investor -- Any Person who owns a Mortgage Loan or mortgage-backed security backed by a Mortgage Loan, or the servicing rights or master servicing rights to a Mortgage Loan or mortgage-backed security backed by a Mortgage Loan, subserviced, serviced or master serviced by the Company pursuant to a Mortgage Servicing Agreement.

                 Leased Properties -- The leasehold interests of the Company in real property pursuant to the Leases.

                 Leases -- The leases set forth on Schedule IV hereto pursuant to which the Company leases real property or FF&E.

                 Licenses -- As defined in Section 3.9.

                 Loan Documents -- The file or files containing the photostatic copy or copies on other media and, to the extent required by the Regulations, original documents, of the Mortgage, the Note and other loan documents with respect to each Mortgage Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents reasonably necessary to (i) establish the eligibility of the Mortgage Loans for insurance by an Insurer or for sale or delivery to an Investor, (ii) service the Mortgage Loans in accordance with the Regulations, and (iii) comply with the Regulations regarding the Mortgage Loan documentation to be maintained by a servicer of the Mortgage Loans or its document custodian.

                 Loss -- Any liability, loss, cost, damage, penalty, fine, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements, interest, at the Federal Funds Rate plus 1% (as published in the "Money Rates" section of The Wall Street Journal as in effect from time to time), on any amounts that the Buyer is required to pay or pledge (including, without limitation, those amounts paid or pledged with respect to a lost note, bond or letter of credit) in connection with an indemnifiable event and any direct marginal internal costs actually incurred (to the extent that the Buyer has received the prior approval of the Company to utilize its internal staff, which approval shall not be unreasonably withheld or delayed, provided that adequate information, including but not limited to, an estimate of such internal costs, is given to the Company)).

                 Material Adverse Effect -- A material adverse effect on the Assets, the Assumed Liabilities or the Servicing Business, in each case taken as a whole, or on the Company's ability to consummate the transactions contemplated by this Agreement.

                 Mortgage -- With respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Note, together with any assignment, reinstatement, extension, endorsement or modification of any thereof.

                 Mortgage Loan -- Any closed mortgage loan in the Mortgage Servicing Portfolio, whether or not the related mortgage is included in a securitized portfolio, as evidenced by a note or notes duly secured by mortgages or deeds of trust.

                 Mortgage Servicing Agreements -- The contracts or arrangements between the Company and an Investor, as set forth on Schedule V hereto, pursuant to which the Company subservices, services or master services Mortgage Loans for such Investor, together with any additional mortgage servicing agreements added to such Schedule V pursuant to Section 5.7 hereof.

                 Mortgage Servicing Portfolio -- The portfolio of mortgage loans subserviced, serviced or master serviced by the Company pursuant to Mortgage Servicing Agreements.

                 Non-Amortizing Loan -- A Mortgage Loan intended to be self-amortizing but which will have a principal amount due to be paid to Investors notwithstanding payment by the mortgagor of the full amount scheduled to be paid to retire the indebtedness of the Mortgage Loan.

                 Note -- With respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

                 Notice of Disagreement -- As defined in Section 2.4(b).

                 Origination and Servicing Representation--Those representations and warranties of the Company contained in Article III hereof the breach or inaccuracy of which would constitute or result in a failure by the Company to originate, service, subservice or master service the Mortgage Loans in accordance with applicable Regulations.

                 Other Assets -- The assets relating to the Servicing Business which comprise those general ledger accounts of the Company set forth on
Schedule VI hereto.

                 Overbid Notice -- As defined in Section 5.17(a) hereof.

                 Overbid Transaction -- An Acquisition Proposal made in writing by a Qualified Third Party (i) which provides for consideration having a fair market value, as determined by the Board of Directors of the Company which exceeds the Base Purchase Price (or, if Buyer has delivered a Topping Offer to the Company, the Topping Offer Amount) by at least $1,500,000 and (ii) the terms and conditions of which (including the amount and value of the consideration thereunder) are reasonably determined by the Board of Directors of the Company to be, when taken in their entirety, no less favorable to the Company than the terms and conditions set forth in this Agreement.

                 Parent -- As defined in Section 3.7.

                 Person -- Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

                 Petition -- As defined in the recitals hereof.

                 PMI -- Private mortgage insurance.

                 Pool -- An aggregate of one or more Mortgage Loans that have been pledged or granted to secure mortgage-backed securities or participation certificates.

                 Post-Closing Terminated Loan -- Each Closing Portfolio Loan with respect to which the Investor, other than GNMA, FNMA or FHLMC (i) shall have successfully objected to the assumption of the related Mortgage Servicing Agreement by Buyer pursuant to the 365 Order, or (ii) shall have terminated, or given notice of termination of, the related Mortgage Servicing Agreement in accordance with its terms (other than due to repayment in full of such Closing Portfolio Loans or the breach by Buyer of the terms of such Mortgage Servicing Agreement).

                 Qualified Institution -- A firm or individual mutually agreeable to the parties who possesses expertise in the relevant areas of the mortgage banking business, to whom Disputed Claims will be submitted for resolution. If the parties are unable to agree on a Qualified Institution, each party shall designate a nationally recognized mortgage banking expert, and the two designated experts shall jointly select a third expert, which shall be the Qualified Institution.

                 Qualified Third Party -- A Third Party who the Board of Directors of the Company has determined in the exercise of its fiduciary duty
(i) is financially able to consummate an Overbid Transaction and (ii) has the licenses and qualifications set forth in Section 4.5.

                 Records -- All records and original documents which pertain to and are utilized to administer, reflect, monitor, evidence or record information respecting, the Assets, including without limitation the Loan Documents.

                 Recourse Loan -- Any Mortgage Loan as to which the Company has an obligation to repurchase, reimburse, indemnify or hold harmless any Person based solely upon the default under or the foreclosure or sale of the Collateral for the Mortgage Loan without regard to a breach or default of any contractual representation, warranty or undertaking or misfeasance or malfeasance by the Company.

                 Regulations -- (i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, (ii) the responsibilities and obligations relating to the Mortgage Loans set forth in any agreement between the Company and an Investor or private mortgage insurer (including, without limitation, Mortgage Servicing Agreements and selling and servicing guides), (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of an Investor, Agency, private mortgage insurer, public housing program or Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan and (iv) the terms and provisions of the Loan Documents.

                 REO -- Any residential real property owned in fee simple by the Company as a result of a Foreclosure instituted in the conduct of the Servicing Business.

                 Repurchase -- The purchase of a Mortgage Loan out of a Pool or an Investor's portfolio by Buyer or the Company.

                 Requisite Regulatory Approvals -- As defined in Section
6.1(a).

                 Reserve -- As defined in Section 7.1(k).

                 RIS Agreement -- The Excelis Service Bureau Agreement, dated as of December 16, 1994, by and between Residential Information Services Limited Partnership and the Company.

                 Scheduled Liabilities -- As defined in Section 2.1(c).

                 Second Order -- An order of the Bankruptcy Court, in form reasonably satisfactory to Buyer approving the consummation of the Acquisition.

                 Second Payment -- As defined in Section 2.3(d).

                 Servicing Business -- As defined in the recitals hereto.

                 Servicing Rights -- The right to receive the servicing fees and any Ancillary Income the servicer, subservicer or master servicer is entitled to receive arising from or connected to the Mortgage Loans and the related obligations to (i) administer and collect payments for the reduction of principal and interest, (ii) pay taxes and insurance premiums, (iii) remit all amounts in accordance with any servicing agreements, (iv) provide foreclosure services and full escrow administration and

(v) perform such other obligations as may, from time to time, be imposed under Agency or Investor guidelines and the Mortgage Servicing Agreements.

                 State Agency -- Any state agency with authority to regulate the business of the Company, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company or otherwise participate in or promote mortgage lending.

                 Subservicing and Transition Services Agreement -- As defined in Section 5.27.

                 Subsidiary -- With respect to any Person, any corporation, partnership or other organization, whether incorporated or unincorporated, which is required by GAAP to be consolidated with such Person for financial reporting purposes.

                 Taxes -- All taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, use, profits, franchise, payroll, employment, unemployment, back-up withholding, gains, withholding, ad valorem, social security, stamp or other taxes (including any interest, additions to tax or penalties applicable thereto).

                 Tax Return -- Any return, report, information return, schedule or other document, including any related or supporting information, with respect to Taxes.

                 Termination Payment -- As defined in Section 8.4.

                 Third Party -- Any Person other than the Company, Buyer or any of their respective Affiliates.

                 Third Party Claim -- As defined in Section 7.1(d).

                 365 Order -- As defined in Section 6.2(c).

                 Topping Offer -- As defined in Section 5.17(b).

                 Topping Offer Amount -- The base purchase price specified in the most recent Topping Offer delivered by Buyer to the Company pursuant to
Section 5.17(b) hereof, which base purchase price exceeds the base purchase price in the most recent Overbid Transaction by at least $1,500,000.

                 Topping Right -- As defined in Section 5.17(b).

                 Trade Names -- The brand names, copyrights, patents, service marks, trademarks, trade names, state or federal common law usages and registration or applications for registration of any of the foregoing, each as set forth on Schedule IX hereto.

                 Treasury Regulations -- The regulations promulgated under the Code.

                 Turkey Pile Loan -- Any whole mortgage loan owned by the Company which was bought out of a Pool or otherwise repurchased from an Investor.

                 Undisputed Claim -- As defined in Section 7.1(j).

                 VA -- The United States Department of Veterans' Affairs.

                 VA Loans -- Mortgage Loans which are guaranteed by the VA, or which are intended by the Company to be guaranteed by the VA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be guaranteed by the VA.

                 VA No-Bid -- A delinquent VA Loan with respect to which the VA has notified Buyer or the Company that the VA intends to exercise its option to pay the amount guaranteed by the VA and relinquish all rights in the Collateral securing such VA Loan to Buyer or the Company.

                                   ARTICLE II
                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

                 2.1      Purchase and Sale of Assets;
                          Assumption of Liabilities

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from the Company, all of the Company's right, title and interest in and to, as of the Closing Date, the following assets (collectively, the "Assets"):

                          (i)          the Servicing Rights;

                          (ii)         the REO;

                          (iii)        the Accounts Receivable;

                          (iv)         the FF&E;

                          (v)          the Contracts;

                          (vi)         the Records;

                          (vii)        the Custodial Accounts and the Escrow
                                       Funds;

                          (viii)       the Trade Names;

                          (ix)         the Investments and the Other Assets;
                                       and

                          (x)          the Turkey Pile Loans.


                 (b) It is understood and agreed that Buyer is not acquiring from the Company, and the Company shall retain ownership of, all right, title and interest in and to, any property or asset which is not being transferred pursuant to this Section 2.1
(collectively, the "Excluded Assets").

                 (c) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided herein, on the Closing Date, the Company shall assign to Buyer, and Buyer shall accept and assume from the Company, and Buyer agrees to pay, honor, perform and discharge all obligations with respect to, and shall be solely and exclusively liable for (except to the extent indemnifiable pursuant to Article VII hereof), all of the liabilities and obligations of the Company that arise under or relate to (i) the Servicing Rights, (ii) the Contracts, and (iii) those liabilities which comprise the general ledger accounts of the Company set forth on Schedule VII hereto (the "Scheduled Liabilities"), in each case which liabilities and obligations become due and payable on or after the Closing Date (the "Assumed Liabilities").

                 (d) It is understood and agreed that, except as expressly set forth in this Agreement, Buyer shall not assume or be liable for any of the debts, obligations or liabilities (including without limitation any liability for Taxes) of the Company or any of its Subsidiaries of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown), and the Company and its Subsidiaries shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations (collectively, the "Excluded Liabilities").

                 2.2      Purchase Price

                 The aggregate purchase price to be paid to the Company for the Assets shall be $178,260,000 (the "Base Purchase Price"), provided, however, that (i) such Base Purchase Price shall be adjusted in accordance with Sections 2.4, 2.5 and 2.6 hereof and (ii) $10,000,000 of the Base Purchase Price shall be paid subject to and in accordance with the provisions of Exhibit 2.2 hereto. The purchase price as finally determined shall be paid by Buyer to the Company in accordance with the terms and provisions of this Article II and Article VII.

                 2.3      Closing; Payment of
                          Purchase Price

                 (a) The sale and purchase of the Assets and assumption of the Assumed Liabilities hereunder (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom, New York, New York, or at such other place as shall be mutually agreeable to the parties. The Closing shall take place on January 31, 1996 (the "Closing Date").

                 (b) At the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer the following:

                          (i) an executed Bill of Sale and Assignment in substantially the form of Exhibit 2.3(b)(i);

                          (ii) Lease Assignment and Assumption Agreements substantially in the form of Exhibit 2.3(b)(ii) with respect to all of the Leases, executed and acknowledged by the Company in recordable form;

                          (iii) all documentation required to exempt the Company from the withholding requirement of Section 1445 of the Code, consisting of an affidavit from the Company to Buyer stating under penalty of perjury that the Company is not a foreign person and providing the Company's U.S. taxpayer identification number. Notwithstanding anything to the contrary set forth herein, if the Company fails to provide Buyer with such affidavit, Buyer shall be entitled to withhold the requisite amounts from the purchase price in accordance with Section 1445 of the Code;

                          (iv) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of the Company;

                          (v) the consents and other documents required to be delivered pursuant to Section 6.3; and

                          (vi) such other documents, agreements and instruments as Buyer shall reasonably request to effect the transfer of the Assets from the Company to Buyer.

                 (c) At the Closing, Buyer shall take the following actions:

                          (i) Buyer shall pay to the Company $49,750,000, by wire transfer to such account as the Company shall designate in writing at least one business day prior to the Closing Date (such amount paid by Buyer pursuant to this clause (i), the "First Payment");

                          (ii) Buyer shall deliver an executed Assumption Agreement in substantially the form of Exhibit 2.3(c);

                          (iii) Buyer shall deliver a copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer; and

                          (iv)      Buyer shall deliver the documents required
to be delivered pursuant to Section 6.2.

                 (d) On the 120th day following the Closing Date, Buyer shall pay to the Company, by wire transfer to such account as the Company shall specify in writing at least one business day prior thereto, the amount obtained (the "Second Payment") by subtracting from the Adjusted Base Price (as defined in Section 2.5(h) hereof) the sum of (W) the amount of the First Payment plus
(X) $10 million (to be paid pursuant to the provisions of Exhibit 2.2), plus
(Y) $20,510,000 plus (Z) the greater of $16,000,000 or the 12% Holdback (as defined below), provided, however, that if the Adjusted Base Price is in Disagreement or has otherwise not been determined as of such date, the amount to be used in lieu thereof to calculate the Second Payment shall be an amount equal to the arithmetic mean of Buyer's and the Company's respective good faith estimates of such Adjusted Base Price at such time. The remaining portion of the purchase price (other than the $10 million to be paid pursuant to the provisions of Exhibit 2.2) shall be paid on the Final Settlement Date, subject to the terms and conditions set forth in Section 2.7. The "12% Holdback" shall be an amount equal to 12% of the difference obtained by subtracting $30,510,000 from the Adjusted Base Price.

                 2.4      Closing Adjustment Documents

                 In order to prepare for the final determination of the Adjusted Base Price as contemplated in Section 2.5 hereof, the parties shall proceed as follows:

                 (a) As soon as reasonably practicable following the Closing Date, and in no event more than 120 days thereafter, the Company shall prepare and deliver to Buyer (i) a schedule of the Closing Portfolio Loans, which schedule shall set forth, with respect to each such loan, the unpaid principal balance thereof as of the Closing Date, (ii) a schedule of the Excluded Loans as of the Closing Date, which schedule shall set forth with respect to each such loan the unpaid principal amount thereof as of the Closing Date, (iii) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of the Accounts Receivable, (iv) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of the Scheduled Liabilities, (v) a schedule setting forth the unpaid principal balance of each Closing Portfolio Loan with respect to which a reduction to the Base Purchase Price shall be made pursuant to Section 2.5(d) hereof, (vi) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of the Investments and the Other Assets, (vii) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of the REO, (viii) a schedule setting forth in reasonable detail the aggregate Book Value, as of the Closing Date, of the Turkey Pile Loans, and (ix) a schedule setting forth in reasonable detail the calculations contemplated by Section 2.5 below (collectively, the "Closing Adjustment Documents"). The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.4 and Section 2.5 hereof, including such additional documents as may be necessary to calculate the adjustments to the Base Purchase Price. Without limiting the generality of the foregoing, to the extent necessary, Buyer shall provide the Company and its designees with reasonable access to Buyer's books, records, personnel and representatives which relate to the Assets and the Assumed Liabilities and such other information as the Company may require in connection with the preparation of the Closing Adjustment Documents and with respect to the resolution of any Disagreement (as defined below).

                 (b) Within twenty days after delivery of the Closing Adjustment Documents to Buyer, Buyer may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a "Notice of Disagreement") to the Company setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Buyer does not give a Notice of a Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the twenty-day period set forth therein, Buyer shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered to Buyer by the Company, provided, however, that such acceptance of the Closing Adjustment Documents by Buyer shall not be deemed to preclude or otherwise limit Buyer's rights to indemnification in accordance with Article VII hereof.

                 (c) If Buyer shall deliver a Notice of Disagreement and the Company shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Buyer setting forth in reasonable detail the basis for such dispute within twenty days following the delivery of such Notice of Disagreement, the Company shall be deemed to have irrevocably accepted the Closing Adjustment Documents as modified in the manner described in the Notice of Disagreement. If the Company disputes all or any portion of the Notice of Disagreement within the twenty-day period described in the previous sentence, and within twenty days following the delivery to Buyer of the notice of such dispute Buyer and the Company do not resolve the Disagreement (as evidenced by a written agreement among the parties hereto), such Disagreement shall be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations made by such firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. Buyer and the Company shall use their best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be paid one-half by Buyer and one-half by the Company.

                 2.5      Calculation of Adjustments

                 In connection with the calculation of the Adjusted Base Price (as defined below) and the preparation and delivery of the Closing Adjustment Documents, the following adjustments shall be made to the Base Purchase Price:

                 (a)      Closing Portfolio.  The Base Purchase Price shall be
(i) increased by an amount equal to 1.50% of the amount of the unpaid principal balance of all Closing Portfolio Loans which were not Base Portfolio Loans (except that, with respect to all Closing Portfolio Loans which were Excluded Loans at July 31, 1995, the adjustment to be made pursuant to this clause (i) shall be 0.95% of the amount of the unpaid principal balance of such loans as of the Closing Date) and (ii) decreased by an amount equal to 0.95% of the reduction in the amount of the unpaid principal balance of all Base Portfolio Loans between July 31, 1995 and the Closing Date.

                 (b) Book Value of Accounts Receivable. The Base Purchase Price shall be (i) increased by the amount, if any, by which the aggregate Book Value of the Accounts Receivable as of the Closing Date exceeds $72,601,000 or
(ii) decreased by the amount, if any, by which $72,601,000 exceeds the aggregate Book Value of the Accounts Receivable as of the Closing Date.

                 (c) Book Value of Scheduled Liabilities. The Base Purchase Price shall be (i) increased by the amount, if any, by which $17,166,000 exceeds the aggregate Book Value, as of the Closing Date, of the Scheduled Liabilities, or (ii) decreased by the amount, if any, by which the aggregate Book Value, as of the Closing Date, of the Scheduled Liabilities exceeds $17,166,000.

                 (d) Adjustment for Prepayments of Loans. If at any time on or prior to the sixtieth (60th) day following the Closing Date, the outstanding principal balance of a Closing Portfolio Loan is paid in full prior to the expiration of the scheduled term thereof, the Base Purchase Price will be reduced by an amount equal to 0.95% (except with respect to Mortgage Loans funded and entered on the Company's system after July 31, 1995, for which a multiple of 1.50% shall be used) of the unpaid principal amount of such loan as of the Closing Date.

                 (e) Book Value of Investments and Other Assets. The Base Purchase Price shall be (i) increased by the amount by which the aggregate Book Value of the Investments and the Other Assets as of the Closing Date exceeds $6,100,000 or (ii) decreased by the amount by which $6,100,000 exceeds the aggregate Book Value of the Investments and the Other Assets as of the Closing Date.

                 (f)      Book Value of REO.  The Base Purchase Price shall be
(i) increased by the amount by which the aggregate Book Value of the REO as of the Closing Date exceeds $6,092,000 or (ii) decreased by the amount by which $6,092,000 exceeds the aggregate Book Value of the REO as of the Closing Date.

                 (g) Adjustment for Turkey Pile Loans. The Base Purchase Price shall be increased by an amount equal to the aggregate Book Value of all Turkey Pile Loans, if any, as of the Closing Date.

                 (h) Netting of Adjustments. The adjustments to the Base Purchase Price described in paragraphs (a) through (g) of this Section 2.5 shall be netted, such that there shall be determined an aggregate increase or decrease in the Base Purchase Price. The Base Purchase Price, as adjusted in the manner provided in Sections 2.4, 2.5 and 2.6(a) hereof, and as further adjusted pursuant to the terms of Section 2.6(b), is referred to herein as the "Adjusted Base Price."

                 2.6      Adjustment for Post-Closing Terminated Loans.

                 (a) With respect to any Closing Portfolio Loan which is a Post-Closing Terminated Loan as of the 120th day after the Closing Date, the Base Purchase Price shall be reduced by an amount equal to (i) 0.95% of the aggregate unpaid principal balance as of the Closing Date of any such loan which was a Base Portfolio Loan or (ii) 1.50% of the aggregate unpaid principal balance as of the Closing Date of any other such loan (except that, with respect to all Closing Portfolio Loans which were Excluded Loans at July 31, 1995, the adjustment to be made pursuant to this clause (ii) shall be 0.95% of the amount of the unpaid principal balance of such loans as of the Closing
Date).

                 (b) With respect to any Closing Portfolio Loan which became a Post-Closing Terminated Loan after the 120th day after the Closing Date and before the first anniversary of the Closing Date, the Adjusted Base Price shall be further reduced by an amount equal to (i) 0.95% of the aggregate unpaid principal balance as of the Closing Date of any such loan which was a Base Portfolio Loan or (ii) 1.50% of the aggregate unpaid principal balance as of the Closing Date of any other such loan (except that, with respect to all Closing Portfolio Loans which were Excluded Loans at July 31, 1995, the adjustment to be made pursuant to this clause (ii) shall be 0.95% of the amount of the unpaid principal balance of such loans as of the Closing Date).

                 (c) The amount of the reduction in the Base Purchase Price and the Adjusted Base Price as calculated in accordance with subsection (a) or
(b) of this Section 2.6 shall be offset by the amount of any termination or similar fees or charges actually received by Buyer in connection with the termination of the servicing of such Post-Closing Terminated Loans.

                 (d) Not less than five business days prior to the 120th day after the Closing Date or the Final Settlement Date, as the case may be, Buyer shall deliver to the Company a schedule setting forth in reasonable detail the Post-Closing Terminated Loans and a statement of the calculations contemplated by paragraphs (a) or (b), as the case may be, of this Section 2.6.

                 (e) With respect to the Mortgage Loans serviced by the Company pursuant to the Mortgage Servicing Purchase and Sale Agreement, dated as of July 31, 1987, by and between Citicorp Mortgage, Inc. ("Citicorp") and the Company, as amended by Addendum Number One dated December 1, 1992 (the "Citicorp Agreement"), the Company and Buyer agree to the terms and provisions set forth on Exhibit 2.6(e) hereto.

                 2.7      Final Settlement

                 (a) No later than ten business days following the one-year anniversary of the Closing Date (the "Final Settlement Date"), the parties hereto shall effect a settlement (the "Final Settlement"), either by telephone or in person at a mutually convenient location. On the Final Settlement Date, Buyer shall wire transfer in immediately available funds to an account specified by the Company on the business day immediately preceding the Final Settlement Date an amount equal to the balance of the Adjusted Base Price as determined below. The balance of the Adjusted Base Price shall be determined by adjusting the Adjusted Base Price determined as of the 120th day after the Closing Date to reflect the resolution of any Disagreements and any further purchase price adjustments pursuant to Section 2.6(b) and then subtracting therefrom the sum of the First Payment, plus the Second Payment, plus the $10 million being paid pursuant to Exhibit 2.2, plus the amount of all Undisputed Claims, plus the aggregate amount of the Reserve to be established by Buyer on the one-year anniversary of the Closing Date pursuant to Section 7.1(k)(provided, however, that the aggregate amount to be withheld from the balance of the Adjusted Base Price with respect to Undisputed Claims and the Reserve established pursuant to Section 7.1(k) shall not exceed the Indemnification Cap).

                 (b) The amount payable by Buyer at the Final Settlement (exclusive of any amount by which $20,510,000 exceeds the Reserve established in accordance with Section 7.1(k)) shall be accompanied by interest on such amount calculated at the Federal Funds Rate plus 1% as published in the "Money Rates" section of The Wall Street Journal as in effect from time to time for the period from the Closing Date to the Final Settlement Date.

                 2.8      Prorations.

                 Any payments made or due under or pursuant to the Leases and the Assumed Contracts (including without limitation amounts paid by the Company prior to the Closing for maintenance and repair services to be provided after the Closing, prepaid postage or machine rental for any period after the Closing), all use, real and personal property Taxes, all water and sewer charges not based upon consumption and all assessments for public improvements, if any, related to the Assets shall be prorated between Buyer and the Company on the basis of a 365-day year and the number of days elapsed through the Closing Date, with the Company being liable for amounts attributable to periods through the Closing Date and Buyer being liable for amounts attributable to periods after the Closing Date. With respect to any products sold or services rendered pursuant to the Assumed Contracts, the Company and Buyer shall use their best efforts to arrange for vendors to bill the Company directly for the same through the Closing Date for products sold or services rendered on or prior to the Closing Date and to bill Buyer directly after the Closing Date for products sold or services rendered after the Closing Date.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Buyer as follows:

                 3.1      Organization; Capitalization

                          The Company is a corporation duly organized, validly
existing and in good standing under the laws of the State of Connecticut. The Company has full corporate power and authority to conduct the Servicing Business as now conducted and to own or lease the Assets and is duly licensed or qualified to do business and is in good standing in each state or jurisdiction where the ownership or leasing of the Assets or the conduct of the Servicing Business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

                 3.2      Authority; No Violation

                 (a) Subject to the entry of the Second Order, the Company has full corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. Subject to the entry of the Second Order, the execution and delivery of this

Agreement and any documents, agreements or instruments to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action in respect thereof on the part of the Company and Parent, and no other corporate proceedings on the part of the Company or Parent are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, subject to the entry of the Second Order and assuming this Agreement constitutes a valid and binding obligation of Buyer, such agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the other documents, agreements and instruments to be delivered by the Company pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (in all cases, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

                 (b) Except as set forth in Section 3.2(b) of the disclosure schedule which has previously been delivered by the Company to Buyer (the "Company Schedule"), and subject to the entry of the Second Order, neither the execution and delivery by the Company of this Agreement or any document, agreement or instrument to be executed by the Company pursuant to this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, by-laws or similar governing documents of the Company or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations referred to in Section 3.3 hereof and Section 3.3 of the Company Schedule are obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including without limitation any Mortgage Servicing Agreement) or other instrument or obligation to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company or any of their respective assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect.

                 3.3      Consents and Approvals

                 Except as set forth in Section 3.3 of the Company Schedule, and subject to the entry of the Second Order, no consents, permits, authorizations or approvals of, or filings or registrations with, any Governmental Entities, government-sponsored agencies or corporations or other Persons are necessary to be obtained or made by the Company or any Subsidiary of the Company in connec-tion with the execution and delivery by the Company of this Agreement or any document, agreement or instrument to be executed by the Company pursuant to this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except for such consents, permits, authorizations or approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

                 3.4      Financial Information

                 The Company maintains records which accurately reflect transactions relating to the Assets and the Assumed Liabilities in reasonable detail, and maintains accounting controls, policies and procedures sufficient to ensure that such transactions are (i) executed in accordance with its management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements, and the documentation pertaining thereto is retained, protected and duplicated in all material respects in accordance with prudent business practices and applicable regulatory requirements. The transactions recorded in the books and records of the Company reflect only actual transactions. The Accounts

Receivable, Investments, Other Assets, REO and Scheduled Liabilities are carried on the Company's balance sheet in accordance with GAAP consistently applied.

                 3.5      Contracts

                 (a) The Company has made available to Buyer a correct and complete copy of each written Contract listed on Schedules II, IV and V. With respect to each Contract: (A) the Contract is valid, binding and in full force and effect; (B) the Company is not in breach or default thereof (except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code), and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default (except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code) by the Company, or would permit termination, modification, or acceleration against the Company under such Contract; (C) the Company has not repudiated or waived any material provision of any such Contract other than in the ordinary course of business; (D) all amounts due and payable by the Company through the Closing Date pursuant to such Contract have been or will be paid; and (E) to the knowledge of the Company, no other party to any such Contract is in breach or default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by such other party, or would permit termination, modification, or acceleration against such other party, under such Contract.

                 (b) With respect to each Lease relating to real property, except as set forth on Section 3.5(b) of the Company Schedule, (A) no waiver or indulgence or postponement of any material obligation thereunder has been granted by any lessor or sublessor; (B) neither the Company nor any of its Subsidiaries has entered into any sublease or assignment with respect to its interest as tenant in such Lease; and (C) neither the Company nor any Subsidiary of the Company has received any notice that it has breached any material term, condition or covenant of any such Lease (except for breaches of the type referred to in Section 365(b)(2) of the Bankruptcy Code).

                 3.6      Title to Assets

                 The Company has good and marketable title to (or, as to leased property, a valid leasehold interest in) all of the Assets, free and clear of all Encumbrances, except (i) as set forth on Section 3.6 of the Company Schedule, (ii) for statutory liens for amounts not yet delinquent or which are being contested in good faith,

(iii) for Encumbrances securing the Assumed Liabilities, and (iv) such Encumbrances that do not in the aggregate materially detract from the value or interfere with the use or operations of the Asset subject thereto. The Company as lessee has the right under valid and subsisting Leases to occupy, use, possess and control all of the Leased Property leased by the Company, as presently occupied, used, possessed and controlled by the Company, or to use and possess the leased FF&E as presently used and possessed by the Company, as the case may be.

                 3.7      Brokers and Finders

                 Neither the Company nor any of its officers, directors, employees, agents or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's or finder's fees or commissions in connection with the transactions contemplated hereby that will result in or give rise to any liability to Buyer.

                 3.8      Legal Proceedings

                 Except as set forth in Section 3.8 of the Company Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries and relating to or involving the Assets or the Assumed Liabilities, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. Except as otherwise disclosed in Section 3.8 of the Company Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of its Subsidiaries and relating to or involving the Assets or the Assumed Liabilities which has had a Material Adverse Effect.

                 3.9      Mortgage Banking Licenses
                          and Qualifications

                 (a) The Company (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of single-family and multifamily mortgage loans to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities, and (ii) has all other certifica-tions, authorizations, licenses, permits and other approvals (together with the items set forth in clause (i) above, the "Licenses") necessary to conduct the Servicing Business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer.

                 (b) The Company has complied with all such Licenses, and the Company knows of no threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any such License.

                 (c) To the Company's knowledge, each broker or correspondent involved in the origination of the Mortgage Loans, and all prior servicers thereof, had all such Licenses necessary to conduct such activities at the time so conducted.

                 3.10     Mortgage Loans

                 The Company has previously delivered to Buyer a tape (magnetic media) which sets forth certain information regarding the Mortgage Loans as of July 31, 1995. The information contained in such tape is true, complete and correct in all material respects as of July 31, 1995. Except as set forth in
Section 3.10 of the Company Schedule, each Mortgage Loan is (i) evidenced by a Note with such terms as are customary in the business, (ii) duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof a first priority lien (except as otherwise indicated in the tape referred to above) on the subject property (including any improvements thereon), each such Mortgage constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) as a first lien subject only to Taxes and assessments not yet delinquent, and to such other matters as evidenced by a lender's title insurance policy and, where applicable, subject to the interests of the Texas Veterans' Land Board, and is in full force and effect, (iii) accompanied by a hazard insurance policy (and a flood insurance policy and certification where required under the terms of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended) covering improvements on the premises subject to such Mortgage, with a loss payee clause in favor of the Company or an assignee of the Company, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and which are required to be insured against pursuant to Investor requirements, and (iv) accompanied by a mortgage insurance certificate or a loan guarantee certificate, in either case, as required by applicable Regulations. The Company has complied in all material respects with all of its obligations under the insurance policies described in the previous sentence.

                 3.11      Enforceability

                 All Mortgage Loans (except for certain of the Mortgage Loans included in the First Eastern Portfolio (as defined in Section 7.1(a)) are valid and legally binding obligations of the borrowers thereunder, to the knowledge of the Company have been duly executed by a borrower of legal capacity, are enforceable in accordance with their terms (except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law),
(ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower, and (iii) state laws on deficiencies), and conform to all applicable Regulations. Neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, has rendered or will render the related Mortgage or Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Loan Documents were in compliance in all material respects with applicable Regulations and Agency, Investor and Insurer requirements upon origination of the underlying Mortgage Loan and are complete in all material respects.

                 3.12      Title to Certain Mortgage Loans;
                           Mortgage Servicing Agreements

                 (a) All Mortgage Loans held in the account of the Company (whether or not for future sale or delivery to an Investor) are owned by the Company free and clear of all Encumbrances. Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of the Company as mortgagee. The Company has not, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

                 (b) All of the Mortgage Servicing Agreements and the Servicing Rights are owned by the Company, free and clear of any Encumbrances, including without limitation the right to receive servicing fees.

                 3.13      No Recourse

                 Except with respect to VA No-Bids, the FmHA Loans and as set forth in Section 3.13 of the Company Schedule, none of the Mortgage Loans are Recourse Loans.

                 3.14      Mortgage Servicing Agreements

                 The Company has previously made available to Buyer true and complete copies of all Mortgage Servicing Agreements set forth on Schedule V hereto. The Mortgage Servicing Agreements and the Regulations set forth all the terms and conditions of the Company's rights against and obligations to the Agencies and Investors with respect to the Mortgage Loans, and there are no written or oral agreements that modify or amend any such Mortgage Servicing Agreement in any material respect. All of the Mortgage Servicing Agreements are valid and binding obligations of the Company and all of the other parties thereto, are in full force and effect, and are enforceable in accordance with their terms, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Section 3.14 of the Company Schedule, there is no default or breach under, or dispute regarding the material terms of, or claim of default or breach by any party under, any such Mortgage Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Mortgage Servicing Agreement or would permit termination, modification or acceleration of any such Mortgage Servicing Agreement. Except as set forth in Section 3.14 of the Company Schedule, there is no pending or, to the knowledge of the Company, threatened cancellation of any Mortgage Servicing Agreement, and the Company has not received written notice to the effect that any Investor or Agency intends to terminate or is considering terminating its relationship with the Company. Except as set forth in Section 3.14 of the Company Schedule, no material sanctions or penalties have been imposed upon the Company subsequent to January 1, 1992 under any Mortgage Servicing Agreement or under any Regulation applicable to the Company.

                 3.15      Compliance with Mortgage Banking
                           Regulations

                 (a) The Company and, with respect to each Mortgage Loan, to the knowledge of the Company, each prior servicer and originator of any such loan, has been and is (including without limitation, with respect to (i) the ownership and operation of its properties and (ii) the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing, subservicing and master servicing of Mortgage Loans by the Company and such prior servicers and originators) in compliance in all material respects with all Regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to any of them (including, without limitation, (x) the rules, regulations and requirements of FHA, VA, FmHA, FNMA, HUD, FHLMC and GNMA, (y) any applicable local, state or federal law or ordinance, and any regulations or orders issued thereunder, governing or pertaining to fair housing or unlawful discrimination in residential lending (including without limitation anti-redlining, equal credit opportunity, and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages, adjustable rate mortgage disclosures or consumer credit (including without limitation the federal Consumer Credit Protection Act, the federal Truth-in-Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) and (z) all applicable usury and interest limitations laws), except where the failure to so comply would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and, to the knowledge of the Company, each prior servicer and originator of the Mortgage Loans has been and is in compliance in all respects with all servicer and other requirements of the FHA, VA, FmHA, FNMA, FHLMC, GNMA, Investors and any Insurer (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such Agencies, Investors or Insurers. To the knowledge of the Company, each correspondent or broker from whom the Company has purchased Mortgage Loans had all approvals necessary to enable it to take applications and close such Mortgage Loans.

                 (b) The Company has timely filed, or will have timely filed by the Closing Date, all reports required by any Agency, Investor or Insurer or by any federal, state or municipal law, regulation or ordinance, and where the failure to so timely file would have a Material Adverse Effect. Neither the Company nor, with respect to any Mortgage Loan, to the knowledge of the Company, any prior originator or servicer of any such loan, has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair
(i) any approvals of the FHA, VA, FmHA, FNMA, FHLMC, GNMA, HUD or any Investor,
(ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA or FmHA guaranty or commitment of the VA or FmHA to guaranty, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, FmHA, VA or private mortgage insurers or (ix) any surety or guaranty agreement.

                 (c) Except as set forth in Section 3.15 of the Company Schedule, since January 1, 1992, no Agency, Investor or Insurer has (y) claimed that the Company has violated or has not complied with the applicable underwriting standards with respect to Mortgage Loans sold by the Company to an Investor or (z) imposed restrictions on the activities (including commitment authority) of the Company. There exist no known facts or circumstances which would entitle an Investor to demand repurchase of a Mortgage Loan from the Company or which would entitle an Insurer to demand indemnification from the Company, to cancel any mortgage insurance held for the Company's benefit, or to reduce any mortgage insurance benefits payable to the Company, or would lead any Investor to require a letter of credit from the Company, in each case with respect to any Mortgage Loan.

                 3.16      Custodial Accounts

                 The Company has full power and authority to maintain Custodial Accounts for all of the Mortgage Loans, as required by applicable Regulations, and has established Custodial Accounts for all Escrow Funds relating to Servicing Rights, and is the lawful fiduciary of all Custodial Accounts related to the Mortgage Loans. Such Custodial Accounts comply in all material respects with (i) all applicable Regulations (including without limitation Regulations governing the appropriate identification of such accounts and the calculation of the amount of the monthly payments for deposit into Custodial Accounts that mortgagors are required to make) and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto. The Custodial Accounts contain the amounts shown in the records of the Company, which amounts represent all monies received or advanced by the Company as required by the applicable Regulations, less amounts remitted by or on behalf of the Company pursuant to applicable Regulations, except for checks in process. Except as to payments that are past due under the terms of the applicable Loan Documents, all payments of principal and interest due and payable on the Mortgage Loans and all Custodial Account deposits for Taxes, assessments, ground rents and fire or hazard insurance have been credited to the appropriate Custodial Accounts. The Custodial Accounts do not have any material funding deficiency. The escrow analysis with respect to each Mortgage Loan has been completed for the most recent required date under applicable Regulations. Notification to the mortgagor of all payment adjustments or credits resulting from such escrow analysis, annual statements of Taxes and interest paid by the mortgagor and any other statement required by all applicable Regulations has been mailed by the Company or, to the knowledge of the Company, by the applicable servicer with respect to master serviced loans. To the extent required by applicable Regulations, funds have been advanced by the Company or each servicer, as applicable, to each Custodial Account as necessary to timely make all scheduled escrow dis-bursements. Except as required by applicable Regulations in effect as of the date of this Agreement, the Company is not required to pay interest on the Custodial Accounts.

                 3.17      Inquiries

                 Section 3.17 of the Company Schedule contains a true and correct list of all of the audits and investigations of the Company by any Agency, Investor or private mortgage insurer or HUD commenced since January 1, 1992, not made in the ordinary course of business, the result of which audits and investigations claimed a material failure to comply with applicable Regulations and resulted in (i) a repurchase of Mortgage Loans or Collateral by the Company, (ii) indemnification by the Company in connection with Mortgage Loans, (iii) rescission of an insurance or guaranty contract or agreement in connection with Mortgage Loans or (iv) payment by the Company of a penalty to an Agency, HUD, an Investor or an Insurer. Except as otherwise set forth in
Section 3.17 of the Company Schedule, no such audit or investigation is pending or, to the knowledge of the Company, threatened. The Company has made available to Buyer copies of all written reports and materials received or sent by the Company in connection with such audits and investigations.

                 3.18      Advances; Accounts Receivable

                 Except as set forth in Section 3.18 of the Company Schedule, there are no pooling, participation, servicing or other agreements to which the Company is a party which obligate it to make servicing advances with respect to defaulted or delinquent Mortgage Loans, other than as provided in, FNMA or FHLMC pooling and servicing agreements. The Accounts Receivable are valid and subsisting amounts owing to the Company, are carried on the books of the Company at values determined in accordance with GAAP and are not subject to any setoffs or claims of the account debtor arising from acts or omissions of the Company nor, to the knowledge of the Company, is any Investor or Agency insolvent or otherwise unable to repay any Accounts Receivable or Advances as required by applicable Regulations. Except as set forth in Section 3.18 of the Company Schedule, the Company has not received notice from an Agency, Investor, Insurer or other Person disputing or denying a claim by the Company for reimbursement in connection with any Accounts Receivable or Advances. As of July 31, 1995, the aggregate Book Value of the Accounts Receivable was $72,601,000.

                 3.19      Physical Damage

                 Except as set forth on Section 3.19 of the Company Schedule, to the knowledge of the Company there exists no physical damage to the Collateral or any REO from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would or would reasonably be expected to cause any Mortgage Loan to become delinquent or adversely affect the value or marketability of any Mortgage Loan, Servicing Right, REO or Collateral.

                 3.20      Pool Certification and Recertification

                 Except as set forth in Section 3.20 of the Company Schedule:
(i) each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool, in accordance with all applicable standards of eligibility for loan pooling; (ii) the Loan Documents for each Mortgage Loan contain or will contain, within the period required by applicable Regulations, all items required by applicable Regulations for the certification of Pools by the appropriate Agency or Investor and such Pools will be in compliance with all applicable Agency or Investor requirements and guidelines, within the period required by applicable Regulations; (iii) all Pools relating to the Mortgage Loans have been or will be, within the period required by applicable Regulations, certified in accordance with applicable Regulations, and the securities backed by such Pools have been issued on uniform documents, promulgated in the applicable Agency or Investor guide without any material deviations therefrom; (iv) all Pools relating to the Mortgage Loans are or will be, within the period required by applicable Regulations, eligible for recertification by the appropriate custodian; (v) the principal balance outstanding and owing on the Mortgage Loans in each Pool equals or exceeds the amount owing to the corresponding security holder of such Pool; (vi) no Mortgage Loan has been bought out of a Pool without all required prior written approvals; and (vii) each Mortgage Loan included in a Pool satisfied the requirements of Section 3(a)(41)(A)(i) and (ii) of the Securities Exchange Act of 1934, as amended, so that interests in such Pools constitute "mortgage related securities" under Section 3(a)(41) of such Act.

                 3.21      Payment of Taxes, Insurance
                           Premiums, Other Amounts

                 The responsibilities of the Company and, to the knowledge of the Company, all prior servicers and originators of the Mortgage Loans with respect to all applic-able Taxes (including tax reporting for the period prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans have been met.

                 3.22      Tax Identification

                 All tax identifications for the individual mortgagor under a Mortgage Loan (or evidence that reasonable attempts have been made to obtain such in accordance with applicable Regulations) are contained in the Loan Documents. All of such tax identifications are correct and complete in all material respects, and property descriptions contained in any Loan Document are legally sufficient.

                 3.23      Single Family Loans

                 Except as set forth in Section 3.23 of the Company Schedule,
(i) all Mortgage Loans are secured by single family (i.e., one to four family) residential real property and (ii) the full principal amount of each note related to a Mortgage Loan has been advanced to the mortgagor, either by payment directly to such mortgagor, or by payment made on request or approval of the mortgagor, and there is no obligation or requirement for future advances.

                 3.24      ARMs and Conversion Loans

                 If the Mortgage Loan documents grant the related mortgagor the right to convert the Mortgage Loan to a fixed-rate Mortgage Loan and the related mortgagor previously has exercised such right, or provide that the interest rate or installment or payment amount of the Mortgage Note may be adjusted prospectively, then: (i) all of the terms of the Mortgage Loan documents may be enforced by the holder thereof, its successors and assigns, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether applied in a proceeding in equity or at law), (ii) any such adjustments will not, or did not, affect the priority of the lien of the related Mortgage or Note, and (iii) all adjustments have been made (and the resulting interest rates and payment amounts are correct), and the respective mortgagors advised thereof, in accordance with the applicable Regulations. No mortgagor has made, or to the Company's knowledge, has threatened to make any claim or complaint that any adjustment was inappropriately made or inappropriately omitted. At or prior to the Closing Date, the Company shall make available to Buyer all loan histories available to the Company on magnetic media, and all such loan histories are complete and accurate in all material respects.

                 3.25      Taxes

                 Except as set forth in Section 3.25 of the Company Schedule:

                           (a)    The Company and each of its Subsidiaries have
(i) timely filed (or will have timely filed by the Closing Date) with the appropriate taxing authorities all Tax Returns in respect of the Assets required to be filed and such Tax Returns are true, complete and correct in all material respects and (ii) paid in full, or made adequate provision in accordance with GAAP for the payment of, all Taxes due and payable through the Closing Date.

                           (b)    There are no liens for Taxes upon any of the
Assets, except liens for Taxes not yet due or payable.

                 3.26       FHA, VA and PMI Claims.

                 All claims submitted, required to be submitted and allowed to be submitted, by the Company to the FHA, the VA or any provider of PMI, as applicable, have been properly and timely submitted to FHA, the VA or such private mortgage insurer.

                 3.27       Fairness Opinion.

                 The Company has received an opinion from Salomon Brothers Inc to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the Company pursuant to the Agreement as originally executed on October 9, 1995 is fair to the Company from a financial point of view. Buyer acknowledges that the foregoing representation is not intended to create any responsibility of Salomon Brothers Inc to the Buyer in respect of its opinion referred to in the preceding sentence.

                 3.28       RIS Agreement

                 Upon consummation of the transactions contemplated by this Agreement, no payment, fee or penalty will be or become payable by Buyer pursuant to the terms of the RIS Agreement.

                 3.29 Trade Names. (a) Schedule IX contains a true and complete list and description of any Trade Names owned by the Company and any licenses or similar agreements pursuant to which the Company is granted rights with respect to any Trade Names.

                 (b) Except as set forth in Section 3.29 of the Company Schedule, the Company has the unrestricted right to use the Trade Names, free and clear of any





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
claims by any Person (other than the claims of any licensors under licensing or similar agreements), and the consummation of the transactions contemplated by this Agreement will not alter or impair any such right. No claims have been asserted by any Person with respect to the use by the Company of any Trade Names or challenging or questioning the validity or effectiveness of any license or similar agreement with respect thereto, and, to the knowledge of the Company, there is no basis for any such claim. Except as set forth in Section
3.29 of the Company Schedule, no Trade Name is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company.

                 3.30 No Material Violation. As of January 4, 1996, the Company is unaware of any material violation of any of its representations, warranties or covenants contained herein or any other events or circumstances that would result in a Material Adverse Effect.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Company as follows:

                 4.1       Organization

                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as now conducted.

                 4.2       Authority; No Violation

                 (a) Buyer has full corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed and delivered by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed and delivered by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action in respect thereof on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, such agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the other documents, agreements and instruments to be delivered by Buyer pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms (in all cases, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

                 (b) Neither the execution and delivery by Buyer of this Agreement, or any document, agreement or instrument to be executed by Buyer pursuant to this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Buyer or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations set forth in Section 4.3 of the disclosure schedule which has previously been delivered by Buyer to the Company (the "Buyer Schedule") are obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                 4.3       Consents and Approvals

                 Except as set forth in Section 4.3 of the Buyer Schedule, and subject to the entry of the Second Order, no consents, permits, authorizations or approvals of, or filings or registrations with, any governmental or regulatory authorities, government-sponsored agencies or corporations or other Persons are necessary to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement or any document, agreement or instrument to be executed by Buyer pursuant to this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                 4.4       Financing

                 On or prior to the Closing Date, Buyer shall have sufficient funds to enable Buyer to consummate the transactions contemplated hereby and to pay the fees and expenses required to be paid by Buyer related thereto.

                 4.5       Mortgage Banking Licenses
                           and Qualifications

                 Buyer (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other Licenses necessary to conduct the Servicing Business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer.

                 4.6       Brokers and Finders

                 Neither Buyer nor any of its officers, directors, employees, agents or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's or finder's fees or commissions in connection with the transactions contemplated hereby, except that Buyer has engaged, and will pay a fee or commission to, (i) Donaldson, Lufkin and Jenrette ("DLJ") in accordance with the terms of the letter agreement by and between DLJ and Buyer and (ii) UBS Securities ("UBS") in accordance with the terms of the letter agreement by and between UBS and Buyer.

                 4.7 No Material Violation. As of January 4, 1996, Buyer is unaware of any material violation of any of the representations, warranties or covenants of the Company contained herein or any other events or circumstances that would result in a Material Adverse Effect.

                                   ARTICLE V
                                   COVENANTS

                 5.1       Conduct Prior to Closing

                 During the period from the date of this Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall, and shall cause each of its Subsidiaries to, conduct its business relating to the Assets and the Assumed Liabilities in the ordinary course consistent with past practice. Except as may be required by the Regulations, and subject to the orders of the Bankruptcy Court, the Company shall, and shall cause each of its Subsidiaries to, use its best efforts to:
(I) preserve its present business organization and relationships intact; (II) keep available to itself and Buyer the present services of its employees; and
(III) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist, in each case, as relates to the Assets and the Assumed Liabilities. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by

Buyer, and subject to the orders of the Bankruptcy Court, the Company shall not, and shall not permit its Subsidiaries to:

                 (a) fail to pay and discharge any of its obligations, bills or other liabilities relating to the Assets or the Assumed Liabilities as they become due, except to the extent that it is disputing the amounts thereof in good faith;

                 (b) acquire, sell, transfer, lease or otherwise dispose of any of the Assets, other than in the ordinary course of business, provided, however, that nothing contained herein shall permit the Company to sell or acquire Servicing Rights or to sell any Mortgage Loans on a servicing released basis;

                 (c) except as may be required by applicable Regulations, materially alter or vary its methods or policies of (i) underwriting, pricing, originating, warehousing, selling or servicing, or buying or selling rights to service, mortgage loans, (ii) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (iii) obtaining financing and credit;

                 (d) engage or participate in any material transaction, or incur or sustain any material obligation, with respect to the Assets, except in the ordinary course of business;

                 (e) amend, terminate or cancel, or take or fail to take any other action that is likely to result in an amendment, termination or cancellation of, any Contract except in the ordinary course of business and except for actions with respect to Contracts for which the Company would not be required to give notice to Buyer pursuant to Section 5.7 hereof;

                 (f) except in the ordinary course of business, take any action (i) materially impairing Buyer's rights in any Contract or Asset (including without limitation through the assignment, creation of an Encumbrance on or other disposition of, any Asset), (ii) waiving any material right, whether in equity or at law, that it has with respect to any Mortgage Loan or (iii) otherwise materially adverse to the interest of Buyer with respect to the Assets or the Assumed Liabilities;

                 (g) take any action, or fail to take any action, that is intended to result in a breach or violation of any of the representations and warranties of the Company contained in this Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by law;

                 (h) change its accounting principles or methods in effect at June 30, 1995, except as required or permitted by GAAP as concurred with by the Company's auditors or as otherwise specifically contemplated by this Agreement;

                 (i) solicit any Mortgage Loan for participation in the Company's bi-weekly payment program except that the Company may complete any solicitations commenced prior to the date hereof;

                 (j) make any improvements to the Leased Properties, except with respect to normal maintenance or refurbishing made in the ordinary course of business or as required pursuant to the terms of any Lease;

                 (k) amend, terminate or cancel, or take or fail to take any other action that may result in an amendment, termination or cancellation of, any Lease, lease relating to FF&E or Contract except in the ordinary course of business and except for actions with respect to Contracts for which the Company would not be required to give notice to Buyer pursuant to Section 5.7 hereof; or

                 (l)       agree to do any of the foregoing.

                 5.2       Regulatory Matters

                 (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, licenses, approvals and authorizations of all Governmental Entities (including, without limitation, the filing required by the HSR Act) and third parties, which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that the Company shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Company or any of its Subsidiaries is in contractual privity). All filing fees and expenses incurred in connection with the filing made under the HSR Act shall be borne by the party making such filing. Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer or the Company, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. All consents required in connection with the consummation of the Acquisition pursuant to the terms of the Mortgage Servicing Agreements shall be in writing and shall be in form and substance reasonably satisfactory to Buyer. In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

                 (b) Each party shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, stockholders and other

Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

                 (c) Buyer and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

                 (d) The parties hereto shall cooperate with each other and use their best efforts to obtain all appropriate Investor consents necessary to effect a transfer to Buyer, in accordance with all FHLMC Regulations, of all of the Company's legal right, title and interest in and to that portion of the Servicing Rights that relates to Mortgage Loans with respect to which (i) FHLMC owns the beneficial interest in the Mortgage Loans or in a participation interest in the Mortgage Loans, or

(ii) FHLMC has sold participation interests in the Mortgage Loans.

                 5.3       Access to Information

                 (a) During the period from the date hereof through the Closing Date, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall provide to Buyer and its representatives, accountants and counsel, full and complete access to all of the properties, books, records, operating reports, audit reports, any reports of Governmental Entities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Entities), Tax Returns, financial statements and other financial information and all other information relating to the Assets and the Assumed Liabilities, as Buyer may from time to time reasonably request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company, with such third persons, including, without limitation, their directors, officers, employees, agents, accountants, attorneys, customers and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Assets, Assumed Liabilities and the

Mortgage Loans, determining compliance with any of the representations, warranties and covenants of the Company set forth herein, and obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement. In connection with such examination and access, Buyer agrees to observe any confidentiality agreements between the Company or its Subsidiaries and third parties related to such information. The information and access contemplated by this Section 5.3 shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Company's or its Subsidiaries' respective businesses. Buyer will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated November 22, 1994, between Buyer and Parent (the "Confidentiality Agreement").

                 (b) For purposes of Buyer's investigation pursuant to this Section 5.3, the Company shall use its reasonable efforts to cause any document custodian, service bureau, accountant, loan correspondent, third party servicer or other third party under contract to the Company or any of its Subsidiaries to furnish to Buyer and to its authorized representatives full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, real estate, tax and property records and files relating to the Assets and the Assumed Liabilities, including, without limitation, all files, computer records and customer information necessary for the conversion after the Closing Date of all accounts, products and operating systems of the Company to such systems as Buyer may designate. The Company shall use its reasonable efforts to cause any document custodian, service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. The Company shall, upon request, provide Buyer and its authorized representatives, with all information relating to the Mortgage Loans, to the extent legally permissible. Any such investigation or examination pursuant to this Section 5.3, shall be at Buyer's expense.

                 (c) No investigation by Buyer made heretofore or hereafter shall affect the representations and warran-ties, covenants or indemnification obligations of the Company which are contained herein and each such provision shall survive such investigation.

                 5.4       Legal Conditions to Transaction

                 Subject to the terms and conditions of this Agreement, each of Buyer and the Company shall use its commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their respective Affiliates with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in
Article VI hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, license, authorization, order or ap-proval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Buyer or the Company, or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement; provided, however, that neither party shall be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable opinion of such party's board of directors, to result in the imposition of a Burdensome Condition (as defined below). If any required consent or approval of or waiver by such third parties (excluding Governmental Entities) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would adversely affect any material rights or benefits thereunder so that Buyer would not in fact receive all such rights and benefits, or that Buyer would not be able to assume the associated obligations and liabilities, the parties, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to develop an alternative arrangement to achieve the economic results intended.

                 5.5       Advice of Changes

                 Prior to the Closing Date, each of Buyer and the Company shall promptly advise the other party of any change or event which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or, solely in the case of the Company, having a Material Adverse Effect. From time to time prior to the Closing Date, the parties will promptly supplement or amend the Schedules delivered to each other in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Except for additions provided pursuant to Section 5.7, no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.3(a) hereof, as the case may be, the accuracy of the representations or warranties of the Company set forth therein, the compliance by the Company with its covenants set forth herein or the obligation of the Company to indemnify Buyer or any other Person pursuant to Article VII hereof.

                 5.6       Transfer Fees and Certain Other Costs

                 (a) The Company shall bear the cost of: (i) all fees required to be paid in connection with or obtaining approval for the transfer of the Assets by the Company to Buyer, including, without limitation, any transfer fees payable to FNMA, FHLMC, state housing Agencies, Investors and licensors, (ii) the cost of (and shall arrange for performance of) any required assign-ments and recordation and re-recordation of assignments and Mortgages securing Mortgage Loans as a result of transfers to the Company from prior servicers and as a result of the transfer in connection with the transactions contemplated by this Agreement, (iii) transfer fees, if any, relating to relevant tax service contracts, but no more than $10.00 per Mortgage Loan, (iv) all costs and expenses associated with recertifying all Mortgage Loans serviced for Investors, within the time required by such Investor, as a result of transfer to the Company, from prior servicers, including, but not limited to, all recording and mailing costs, those fees paid by Buyer to its document custodian in connection with such custodian's review of the Mortgage Loan files (not to exceed $2.50 per file) and the costs of curing document defects and supplying missing documents, (v) any custodial termination fees, (vi) providing notices to HUD, VA and hazard and mortgage insurance providers, (vii) the cost of preparing and recording any release instruments necessary to clear title to any Assets, (viii) all Taxes incurred in connection with the transactions contemplated by this Agreement (in connection therewith, the Company shall file (or cause to be filed) in the ordinary course all Tax Returns and other documentation with respect to such Taxes, and if required by applicable law, Buyer shall join in the execution of such Tax Returns) and (ix) the cost of delivering, by insured shipping by bulk transfer or other customary industry practice, all Loan Documents and other Records to Buyer's principal place of business. Buyer and the Company shall each pay one-half of the cost of sending notices to borrowers required by the Real Estate Settlement Procedures Act, and the Company agrees to timely cooperate with Buyer in sending such notices. If the Company fails to pay any amount required by this Section 5.6 and as a result Buyer pays such amount, the Company shall be liable to the Buyer for the amount paid and such amount may be deducted from any amount payable by Buyer pursuant to Section
2.7. Buyer will work diligently and cooperate with the Company to obtain necessary approvals and the most favorable costs, rates and prices for the items referred to herein if the provider of the service is satisfactory to Buyer in the exercise of its reasonable judgment. If the Company chooses to contract with any Person to provide any of the services described in this
Section 5.6(a) or in Section 5.9, Buyer shall have the right to consent to the Company's use of such Person, which consent may not be unreasonably withheld or delayed.





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
                 (b) Nothing contained in this Section 5.6 shall constitute a waiver by any party hereto of the right to recover damages, including recovery of costs and expenses covered by this Section 5.6, from the other party in the event of a breach by such other party of the terms and provisions of this Agreement.

                 5.7       Additional Contracts

                 From the date hereof until the Closing Date, prior to entering into any additional contract or group of related contracts in connection with any of the Assets or the Assumed Liabilities (other than a Mortgage Servicing Agreement which was entered into in the ordinary course of business), which contract or group of related contracts would call for payments of more than $250,000 in any year and would not be terminable through notice of 30 days or less without cost or penalty, the Company shall notify Buyer in writing of any intent to enter into such contract and shall afford Buyer reasonable access to the documents relating thereto. Buyer shall relate to the Company by 12:00 p.m. on the next business day after being so notified, its decision whether or not to accept such additional contract. The failure by Buyer to respond prior to 12:00 p.m. on such next business day shall be deemed an acceptance of such additional contract. Any additional contracts accepted or deemed accepted by Buyer under this Section 5.7, and any contract entered into by the Company subsequent to the date hereof for which the Company shall not be required to notify Buyer pursuant to the terms of this Section 5.7, shall be added to the applicable Schedule hereto and thereby become part of the Contracts to be assumed by Buyer.

                 5.8       Submission for Court Approval.

                 (a) The Company shall submit this Agreement for the approval of the Bankruptcy Court, including approval of the provisions set forth in Section 5.17 and assumption and assignment of the Contracts as set forth in Section 6.2(c) and 6.3(c) hereof, as promptly as practicable after the date hereof, but in no event later than five business days after the filing of the Petition. Buyer shall cooperate with the Company in obtaining such Bankruptcy Court approval, including providing evidence, if requested, of Buyer's ability to perform the obligations of the Company and its Subsidiaries under the Contracts listed on Schedules II, IV and V hereto. In connection with its application for the First Order, the Company shall seek approval of and support the over-bid procedure set forth in Section 5.17 hereof and the Termination Payment set forth in Section 8.4 hereof.

                 (b) The Company will promptly deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed in the Company's Chapter 11 case relating to the Company or its Subsidiaries.

                 5.9       Assignment of Mortgages
                           and Endorsements of Notes

                 Beginning immediately following the Closing Date, to the extent required by applicable law or the applicable Investor or Insurer, the Company shall prepare, execute and (i) record with the appropriate state or local recording offices assignments to Buyer of the Mortgages securing the Mortgage Loans, including, without limitation, blanket assignments wherever possible and permitted by the Regulations and (ii) provide Buyer with an endorsement of each of the Notes. The Company shall arrange for each assignment to be forwarded to Buyer, after recordation, in numerical order, by pool number. The Company shall cooperate with Buyer with respect to Buyer's obligation to assign Mortgages to Investors, including providing Buyer with the identity of any contractors preparing assignments of Mortgages to Buyer on behalf of the Company. For purposes of obtaining information in order to prepare assignments and endorse Notes, after the Closing, Buyer shall give the Company access to any of the Loan Documents transferred by the Company to Buyer, including access to any Loan Documents held by a custodian, and allow the Company to utilize space at the offices of Buyer (or the offices of any of its Affiliates at which the Loan Documents to which the Company requires access are located) for purposes of preparing the assignments and endorsements. The Company shall use its best efforts to, or use its best efforts to cause its contractor to, prepare and record on an expedited priority basis all assignments and any other documents necessary or appropriate to record releases or make such releases effective in connection with the foreclosure and payoff of any Mortgage Loan.

                 5.10       Final Certification and
                            Re-Certification

                 (a) Closing Date Deadline. The Company shall use its best efforts to obtain the final certification or recertification, as applicable, of any Pool with respect to which the deadline for final certification or recertification is a date that occurs on or before the Closing Date. If it appears that a Pool required to be finally certified or recertified on or before the Closing Date will not be so certified or recertified, then, subject to any necessary approval of the Investor, Buyer may request that the Company repurchase any Mortgage Loan that is preventing the Pool from being finally certified or recertified in time to permit the Pool to be so certified or recertified by the Closing Date. Buyer may require, as a condition to the transfer of the Servicing Rights to a Pool that is required to be, but is not, finally certified or recertified on the Closing Date, that the Company post, or pay the cost of posting, any letter of credit or performance bond required by the applicable Investor with respect to the Pool to the extent of the proportion which its delinquent uncertified or unrecertified pools bears to all delinquent uncertified or unrecertified pools under Buyer's issuer number, and reimburse Buyer for any proportionate Losses resulting from, arising out of or relating to the Pool not being finally certified or recertified by the deadline.

                 (b) Post Closing Date Deadline. The Company shall obtain such documents and shall take such steps as are necessary to enable Buyer, through the exercise of reasonable efforts after the Closing Date, to obtain by the appropriate deadline the final certification or recerti-fication, as applicable, of any Pool with respect to which the deadline for final certification or recertification is after the Closing Date, including the recertification of Pools in connection with the transfer of Servicing Rights to Buyer hereunder. If the Company does not take such actions and, as a result, Buyer cannot obtain by the appropriate deadline, through the exercise of reasonable efforts after the Closing Date, the final certification or recertification of any Pool with respect to which the deadline for final certification or recertification is after the Closing Date, then upon the request of Buyer, the Company shall (i) post, or pay the cost of posting, any letter of credit or performance bond required by the applicable Investor to the extent of the proportion which its delinquent uncertified or unrecertified pools bears to all delinquent uncertified or unrecertified pools under Buyer's issuer number, and reimburse Buyer for any proportionate Losses resulting from, arising out of or relating to the failure to obtain final certification or recertification by the deadline, and (ii) if permitted by the applicable Investor, repurchase, or pay all Losses related to Buyer's repurchase of, any Mortgage Loan that is preventing such a Pool from being finally certified or recertified.

                 (c) On and after the Closing Date, all documents necessary for the final certification or recertifi-cation of a Pool shall be delivered by the Company to Buyer. If Buyer's document custodian returns a document to Buyer for correction or missing information, Buyer shall forward the document to the Company, and the Company shall promptly correct the document or insert the appropriate information and return the document to Buyer.

                 5.11       Employees

                 Prior to the Closing, Buyer shall offer employment to those employees of the Company set forth on Schedule VIII hereto (the "Employees"), which schedule shall be delivered on or prior to the Closing Date, effective as of the Closing Date, on such terms as Buyer, in its sole discretion, shall determine (which terms, including compensation terms, may be different from those now received from the Company). Buyer shall not be obligated to employ any Employee, but shall offer to such Employees employment, and shall hire such Employees that accept employment, effective immediately following the Closing. In the event the Acquisition is not consummated, Buyer's offer of employment to the Employees shall be deemed to be withdrawn.

                 5.12 Insurance Solicitation. For a period of three years following the Closing Date, the Company's insurance agency subsidiaries shall have the non-exclu-sive right to solicit the borrowers under all of the Mortgage Loans as of the Closing Date for the purpose of selling property and casualty insurance, but not force placed property and casualty insurance. Buyer agrees, if requested by the Company, to assist in the solicitation of such borrowers by providing such services (principally clerical and processing services) as it may legally perform in consideration of the payment of reasonable costs therefor by the Company to Buyer, such fees to be negotiated in good faith between the parties prior to any such solicitation by Buyer on the Company's behalf. Nothing contained in this Section 5.12 shall be construed to require either the Company or Buyer to take any action prohibited by applicable law or regulation. Buyer is currently unaware that performing such clerical and processing services is contrary to applicable law or regulation.

                 5.13 Non-Solicitation. From and after the date hereof, neither the Company nor any of its Affiliates shall, during the remaining term of any of the Mortgage Loans (i) take any action, by telephone, by mail or otherwise, to solicit the prepayment of the Mortgage Loans by the Mortgagors, in whole or in part, (ii) take any action intended to facilitate or encourage the corre-spondents of the Company or any of its Affiliates that originated the Mortgage Loans to solicit the prepayment of the Mortgage Loans by the mortgagors, in whole or in part, (iii) solicit borrowers of Mortgage Loans who are delinquent with respect to late fees or other charges by offering to forgive such delinquent obligations in exchange for a partial payment or other incentives which result in payment of less than all of such outstanding delinquent obligations, or (iv) disseminate to any third party, for compensation or otherwise, any complete or partial list of the mortgagors on the Mortgage Loans for the purpose of soliciting the prepayment of Mortgage Loans; provided, that this provision shall not prohibit the Company or any of its Affiliates from providing such lists in any judicial proceedings or in response to a request by a Government Entity, Agency or Investor.

                 5.14 Remittances. Unless otherwise agreed to by the parties or required by the applicable Agency or Investor, the Company shall make the first payment of principal and interest due immediately following the Closing Date to Investors, and shall pay all related guaranty fees for the applicable month, from the payments received by the Company with respect to such Mortgage Loans pursuant to the Subservicing and Transition Servic-es Agreement. In the event the payments so received by the Company are insufficient to pay these amounts, Buyer agrees to provide to the Company the additional funds necessary to pay these amounts by wiring immediately available funds to the Company no later than twenty-four (24) hours prior to the required remittance date.

                 5.15 Bills. All bills (including, without limitation, tax and insurance bills) pertaining to the Mortgage Loans with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within thirty (30) days after the Closing Date shall be paid by the Company, and the Company shall pay such bills in accordance with the Regulations. All penalties and interest due on any Mortgage Loan resulting from the Company's failure to pay a bill in accordance with this Section 5.14 shall be borne by the Company.

                 5.16 Interest Rate Adjustments. For any Mortgage Loan that is an adjustable rate mortgage loan, or fixed rate loan that is being converted to an adjustable rate loan, in connection with which the interest rate and payment amount must be adjusted, and the mortgagor notified of the adjustments, in accordance with the Regulations before, on or within sixty (60) days after the Closing Date, the Company shall calculate the appropriate rate and payment adjustments and notify the related mortgagor in accordance with all Regulations.

                 5.17       Acquisition Proposals; Overbid Provisions.

                            (a)  From the date of this Agreement through the
Closing Date, the Company will not, directly or indirectly, through any Affiliate, officer, director, employee, representative (including, but not limited to, any investment banker, financial advisor, attorney or accountant) or agent of the Company or any of its Subsidiaries (i) solicit, initiate or encourage any inquiries or proposals from a Third Party that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a tender offer) or similar transaction involving the Company or any of the Company's Subsidiaries owning any of the Assets (an "Acquisition Proposal") and any Third Party (it being understood that any notices approved by the Bankruptcy Court in connection with the First Order shall not constitute a breach of this provision), or (ii) engage in negotiations or dis-cussions concerning, or enter into any understandings or agreements with any Third Party with respect to, any Acquisition Proposal. Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors of the Company based on the advice of counsel, (i) the Company may furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Third Party pursuant to an agreement which explicitly acknowledges the existence of this Agreement and the Overbid and Termination Fee procedures contained herein and requires such Third Party to adhere to them and may participate in discussions and negotiations with such Qualified Third Party, provided that the Company has notified Buyer not later than one (1) business day after the receipt of the corresponding offer, proposal or inquiry, and has indicated in such notice the identity of the offeror and all of the material terms thereof, and (ii) upon receipt by the Company of an Acquisition Proposal from a Qualified Third Party which the Board of Directors of the Company has in good faith reasonably determined constitutes an Overbid Transaction, the Company shall deliver a written notice to Buyer (an "Overbid Notice") advising it of the foregoing determination by its Board of Directors (which notice shall be accompanied by copies of the form of definitive agreement or other documentation proposed to be entered into in connection with such Acquisition Proposal).

                            (b)  Upon delivery by the Company to Buyer of an
Overbid Notice in accordance with the provisions of subsection (a) hereof, Buyer shall have the right (a "Topping Right") to deliver to the Company, within five calendar days following the receipt by Buyer of such Overbid Notice, a written offer (a "Topping Offer") to amend the terms of this Agreement in order to provide for a base purchase price having a value at least $1.5 million higher than the base purchase price provided for under the Acquisition Proposal to which such Overbid Notice relates. In the event that Buyer exercises such Topping Right (i) the Company may disclose such Topping Offer to such Qualified Third Party and (ii) within five calendar days following receipt by the Company of Buyer's notice of Topping Offer, Buyer and the Company shall enter into an amendment to this Agreement to reflect the Company's acceptance of Buyer's Topping Offer (unless the Company has received an additional Acquisition Proposal constituting an Overbid Transaction). If within the time period specified Buyer has failed to make a Topping Offer or has notified the Company in writing that it does not intend to make a Topping Offer, the Company shall deliver to Buyer the Termination Fee described in Section 8.4 and thereafter may enter into the definitive agreement with the Qualified Third Party described in the Overbid Notice.

                            (c)  Following the execution of any amendment to
this Agreement pursuant to subsection (b) above, the provisions of this Section
5.17 shall remain in effect and the receipt by the Company of any other offers, proposals or inquiries relating to any Acquisition Proposal shall be subject to the provisions of this Section 5.17.

                 5.18 Forwarding of Payments and Other Items. With respect to any checks, other funds or documents in respect of any Mortgage Loan which are received by the Company or made payable to the Company and provided to the Company within thirty (30) calendar days after the Conversion Date, and which relate to any payments due under the Mortgage Loans and collectible by the servicer under the terms of the Mortgage Servicing Agreements, the Company shall, after identification, promptly endorse such checks or transfer such other funds to Buyer without recourse and send the same to Buyer via overnight mail. Any checks or other funds in respect of any Mortgage Loan which are received by the Company after such thirty (30) day period shall be endorsed without recourse by the Company to Buyer and sent by first class mail to Buyer within five (5) business days of receipt, without identification. Except as otherwise provided herein, the Company shall promptly forward by first class mail to Buyer all borrower correspondence, insurance notices, tax bills or any other correspondence or documentation related to the Mortgage Loans which are received by the Company after the Conversion Date. The Company shall have no obligation with respect to forwarding post-Conversion Date items to Buyer after one-hundred and twenty (120) calendar days following the Conversion Date. All penalties and interest due in connection with a Mortgage Loan resulting from the Company's failure to forward bills or related information to Buyer as provided above shall be borne by the Company. The Company shall cooperate with Buyer to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the thirty first (31st) and sixtieth (60th) day after the Conversion Date.

                 5.19 Assignment of Certain Contracts. The Company shall assign to Buyer, effective as of the Clos-ing Date, fully paid, life of the loan tax service contracts issued by First American Real Estate Tax Services, Inc. related to all Mortgage Loans. The Company also shall assign to Buyer, effective as of the Closing Date, such fully paid, life of the loan flood zone certification contracts issued by a company acceptable to Buyer related to all Mortgage Loans as have been obtained by the Company by the Closing Date. The Company shall obtain, at its expense, the required consents, if any, to assign such tax service contracts (subject to the limitations set forth in Section 5.6(a)(iii)) and flood zone certification contracts to Buyer.

                 5.20 Custodial Fund Interest and Reporting. The Company shall pay interest on Escrow Funds accrued through the Closing Date to the extent interest with respect to Escrow Funds is required to be paid under the Regulations for the benefit of mortgagors under the Mortgage Loans. The Company shall credit such interest to the related Custodial Account before the Escrow Funds are transferred to Buyer.

                 5.21 IRS Reporting. Subject to Section 5.22, the Company shall, at its sole cost and expense, prepare and timely file, or cause to be prepared and timely filed with the Internal Revenue Service all reports, forms, notices and filings required by the Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the Closing Date, including without limitation, the reporting of all interest paid by the Company for the account of mortgagors under the Mortgage Loans.

                 5.22 Information Reporting. The Buyer shall, at its sole cost and expense, assume the Company's obligation to (i) file IRS Forms 1099-INT ("Statement for Recipients of Interest Income") with respect to interest payments made by the Company in respect of the Escrow Funds for the 1996 taxable year, (ii) file IRS Forms 1098 ("Mortgage Interest Statement") with respect to interest received by the Company in respect of the Mortgage Loans during the 1996 taxable year, (iii) prepare and issue Schedule K-1's required to be issued by the Company for the taxable period beginning January 1, 1996 in respect of those Mortgage Loans that are part of a Pool and (iv) prepare, file and issue any other similar Tax Returns, IRS Forms or statements, as the Company may reasonably request, required to be prepared, filed or issued for the taxable period beginning January 1, 1996. In connection therewith, the Company and Buyer agree to prepare, file and execute any and all documentation required by applicable law to be prepared, filed and executed in order to authorize the Buyer to assume the reporting obligations set forth in the preceding sentence.

                 5.23 Reconciliation of Suspense Accounts. As soon as practicable following the Closing Date, the Company shall effect a reconciliation of all funds held in suspense (both loan level and other).
Buyer shall have the opportunity to review and approve the results of such reconciliation. Any disputes relating to Buyer's review and approval of the results of such reconciliation shall be subject to the dispute resolution mechanism set forth in Section 2.4. Following final approval of the suspense account reconciliation, Buyer shall promptly remit to the Company the aggregate amount of any excess funds held in such suspense accounts as set forth in the results of such reconciliation.

                 5.24       ARM Loan Review.   Buyer may, at its option and
at its sole cost and expense, conduct a review of all adjustable rate Mortgage Loans to confirm that the Company (i) provided all appropriate disclosures to the mortgagors, (ii) made all appropriate adjustments in accordance with applicable Regulations, (iii) provided the mortgagor with all appropriate notices, (iv) appro-priately adjusted the interest rate and payment, and (v) otherwise complied with all applicable Regulations.

                 5.25       Further Assurances

                 Subject to the terms and conditions of this Agreement, the Company and Buyer shall do all things reasonably necessary or desirable and within their control to effect the consummation of the transactions contemplated hereby. At any time and from time to time after the Closing Date, the Company and Buyer shall, each upon the request of the other, do or cause to be done, execute, acknowledge and deliver all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to sell, assign, convey and transfer to and vest in Buyer all of the Company's right, title and interest in and to the Assets and to evidence the assumption by Buyer of the Assumed Liabilities.

                 5.26       Trade Names License

                 Effective as of the Closing Date, Buyer shall enter into a licensing agreement with the Company pursuant to which Buyer shall grant the Company a royalty-free license with respect to the Trade Names, including the right to use the Trade Name Lomas in connection with the insurance subsidiaries. Such license shall be in form and substance reasonably acceptable to the parties.

                 5.27       Subservicing and Transition
                            Services Agreement

                 Prior to or simultaneously with the Closing, Buyer and the Company shall enter into the Subservicing and Transition Services Agreement substantially in the form of Exhibit 5.27 (the "Subservicing and Transition Services Agreement") and providing for the provision by the Company of the services set forth therein relating to the Mortgage Loans transferred to Buyer hereunder and the transition of the servicing of the Mortgage Loans to Buyer's operations systems.

                 5.28       Establishment of Escrow Account
                            under RIS Agreement

                 On or prior to the Closing Date and subject to the approval of the Bankruptcy Court, the Company shall establish a cash escrow account for the benefit of Residential Information Services Limited Partnership pursuant to
Section III.C.(ii) of the RIS Agreement, unless the Bankruptcy Court shall otherwise direct.

                                   ARTICLE VI
                                   CONDITIONS

                 6.1        Conditions to Each Party's
                            Obligations Under This Agreement

                 The respective obligations of each party to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) All approvals of Governmental Entities required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, all notices required to be filed with any Governmental Entity in connection with and prior to the consummation of the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation in respect thereof or otherwise applicable to the transactions contemplated by this Agreement shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                 (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Acquisition or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Acquisition.

                 6.2        Additional Conditions to the
                            Obligations of the Company
                            Under This Agreement

                 The obligations of the Company to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions unless waived by the Company pursuant to
Section 8.3 hereof:

                 (a) The obligations of Buyer required to be performed by the Buyer at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty which speaks as of an earlier date), and the Company shall have received a certificate of an executive officer of Buyer to such effect, provided, however, that nothing contained in this Section 6.2(a) shall be deemed to preclude, or otherwise limit, the right of the Company to be indemnified for any breach of a representation or warranty by Buyer in accordance with the provisions of
Article VII hereof; and

                 (b) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

                 (c) The Bankruptcy Court shall have entered the First Order and the Second Order. The Second Order shall have authorized the Company and its Subsidiaries to convey to Buyer all of its right, title and interest in and to the Assets free and clear of all Encumbrances of any nature whatsoever. Simultaneous with entry of the Second Order, all Contracts (other than those Mortgage Servicing Agreements with respect to which the Investor shall have successfully objected to the assumption thereof by Buyer) shall have been assumed and the Bankruptcy Court shall have approved such assumption and the assignment thereof by the Company pursuant to Section 365 of the Bankruptcy Code by an order in form reasonably acceptable to Buyer and the Company (the "365 Order"). The

365 Order shall provide that the Contracts will be transferred to, and remain in full force and effect for the benefit of, Buyer notwithstanding any provision in such Contracts (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer; and

                 (d) None of the Requisite Regulatory Approvals shall contain a condition or requirement relating to the Company or any of the Company's Affiliates which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the transaction contemplated hereby so as to render inadvisable, in the reasonable good faith judgment of the Board of Directors of the Company, the consummation of such transactions (such a condition or requirement, whether relating to the Company or Buyer, is referred to herein as a "Burdensome Condition").

                 6.3        Additional Conditions to Buyer's
                            Obligations Under This Agreement

                 The obligations of Buyer to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Buyer pursuant to Section 8.3 hereof:

                 (a) (i) The obligations of the Company required to be performed on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty which speaks as of an earlier date), provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a "Material Adverse Effect," and provided further, however, that the condition contained in this clause (ii) shall be deemed to be satisfied even if all of such representations and warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect, and provided further, however, that nothing contained in this Section 6.3(a) shall be deemed to preclude, or otherwise limit, the right of Buyer to be indemnified for any breach of a representation or warranty by the Company in accordance with the provisions of Article VII hereof, and
(iii) Buyer shall have received a certificate of an executive officer of the Company in form and substance satisfactory to Buyer; and

                 (b) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

                 (c) The Bankruptcy Court shall have entered the First Order and the Second Order, each of which shall be Final Orders. The Second Order shall have authorized the Company and its Subsidiaries to convey to Buyer all of its right, title and interest in and to the Assets free and clear of all Encumbrances of any nature whatsoever. Simultaneous with entry of the Second Order, all Contracts (other than those Mortgage Servicing Agreements with respect to which the Investor shall have successfully objected to the assumption thereof by Buyer) shall have been assumed and the Bankruptcy Court shall have approved such assumption and the assignment thereof by the Company pursuant to the 365 Order, and such 365 Order shall have been entered and shall have become a Final Order. The 365 Order shall provide that the Contracts will be transferred to, and remain in full force and effect for the benefit of, Buyer notwithstanding any provision in such Contracts (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer. Nothing in this
Section 6.3(c), or any other section of this Agreement, shall preclude the Company or Buyer from consummating the transactions contemplated herein if Buyer, in its sole discretion, waives the requirement that the Second Order, 365 Order or any other orders be Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to the Company or Buyer, as explicitly required in this Agreement, it being the intention of the parties hereto that Buyer shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of a Final Order; and

                 (d) The Company shall have received from all Investors or Insurers which are government agencies or are government-sponsored agencies or corporations, (including, without limitation, VA, FHA, FNMA and FHLMC), all consents required as a result of the consummation of the Acquisition, and shall have properly filed all notic-es with such agencies and corporations which are required as a result of the consummation of the Acquisition; and

                 (e) The consent, approval or waiver of each Person identified in Section 3.6 of the Company Schedule (other than the Governmental Entities referred to in Section 6.1(a) or 6.3(d)) whose consent or approval shall be required in connection with the consummation of the Acquisition shall have been obtained in writing in a form reasonably acceptable to Buyer, except where the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not have a Material Adverse Effect; and

                 (f) Buyer shall have received evidence reasonably satisfactory to it of the termination and release of all Encumbrances on the Assets except for (i) liens for Taxes not yet due and payable and (ii) the Assumed Liabilities; and

                 (g) Subsequent to January 4, 1996, and (subject to the validity of Buyer's representations in Section 4.7) subsequent to July 31, 1995, no event shall have occurred or failed to occur which has caused or could reasonably be expected to cause a Material Adverse Effect; and

                 (h) None of the Requisite Regulatory Approvals shall contain any Burdensome Condition relating to Buyer or any of Buyer's Affiliates, the Assets or the Assumed Liabilities; and

                 (i) The Company shall have taken all action required to have been taken and made all payments required to have been made to permit assumption and assignment to Buyer under Section 365(b) and (f) of the Bankruptcy Code of the Contracts listed on Schedules II, IV and V hereto; and

                 (j) The Company and Buyer shall have entered into the Subservicing and Transition Services Agreement.

                                  ARTICLE VII
                                INDEMNIFICATION

                 7.1        Indemnification

                 (a) From and after the Closing Date, subject to the terms and conditions of this Agreement, the Company shall indemnify and hold harmless Buyer and each of its Affiliates (without duplication) from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, provided, however, that with respect to claims for breaches of representations and warranties relating to the servicing and/or origination of any Mortgage Loan (other than as specifically set forth elsewhere in this Section 7.1(a)) the indemnification shall be limited to (X) Losses actually incurred at the time such claim is asserted, (Y) Third Party Claims (as hereinafter defined) and (Z) claims relating to breaches discovered by Buyer in the normal course of business, which claim, if submitted, could reasonably be expected to entitle an Investor to demand repurchase of the Mortgage Loan in question or entitle an Insurer to demand indemnification, cancel any mortgage insurance, or reduce any mortgage insurance or guarantee benefits with respect to the Mortgage Loan in question, (ii) any breach or nonperformance of any covenant to be performed by the Company pursuant to this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, (iii) the Excluded Assets or the Excluded Liabilities (whether arising before, on or after the Closing
Date), (iv) the failure by the Company to obtain all of the waivers, consents, estoppels and approvals of any Governmental Entity or other third party required in order to consummate the

Acquisition and the other transactions contemplated by this Agreement or to prevent any violation, conflict, default, breach, loss of rights, modification, acceleration, termination, right of termination or Encumbrance as a result of such consummation, (v) VA No-Bids, and Buydowns resulting from or made to avoid a VA No-Bid, in connection with any VA Loan for which Foreclosure proceedings have been initiated prior to the one-year anniversary of the Closing Date, (vi) any Non-Amortizing Loans, (vii) any of the Company's (a) escrow practices, (b) practices with regard to the adjustment of interest rates and payment amounts on Mortgage Loans and the general administration of Mortgage Loans that provide for the adjustment of the interest rate and payment amount, and (c) practices with regard to insurance, including without limitation forced placement insurance, earthquake insurance and the retention and remittance of proceeds, in each case prior to the Closing Date, (viii) the uncollectability of any of the Accounts Receivable (provided, that for purposes of this clause (viii) the term "Loss" shall be deemed to be the amount of a reserve, to be accrued on the books and records of Buyer in accordance with GAAP on the first anniversary of the Closing Date, with respect to the aggregate dollar amount of the

Accounts Receivable which remain uncollected as of the first anniversary of the Closing Date, as reduced in accordance with Section 7.1(l)), (ix) any Repurchases for which Buyer has received notice prior to the one-year anniversary of the Closing Date (provided, that for purposes of this clause
(ix) the term "Loss" shall include, with respect to each Mortgage Loan which is the subject of a Repurchase, an amount equal to 0.95% (other than Mortgage Loans funded and entered on the Company's system after July 31, 1995, for which a multiple of 1.50% shall be used) multiplied by the outstanding principal balance of such Mortgage Loan as of the Closing Date, less the servicing fees, if any, actually received by Buyer with respect to such Mortgage Loan), (x) those Mortgage Loans serviced by the Company on behalf of FNMA, the Servicing Rights relating to which were transferred to the Company by First Federal Savings Bank of Boston, First Eastern Funding Corporation and First Eastern Mortgage Corporation (collectively, the "First Eastern Entities") pursuant to the Mortgage Servicing Purchase and Sale Agreement, dated as of September 30, 1991, by and among the Company, the First Eastern Entities and First Eastern Bankshares Corporation (the "First Eastern Portfolio") (the Losses indemnifiable by the Company pursuant to this

Section 7.1(a)(x) shall include an amount equal to the aggregate amount of all unrealized losses on the First Eastern Portfolio which have been accrued or reserved against on the books and records of Buyer in accordance with GAAP as of the first anniversary of the Closing Date), and (xi) the commercially reasonable sale of any of the Turkey Pile Loans, provided, however, that in each case where the sale of any such loan results in a gain, the amount of such gain shall be deducted from the aggregate amount of Losses indemnifiable by the Company pursuant to Section 7.1(a). For purposes of establishing whether any matter is indemnifiable pursuant to Section 7.1(a)(i) hereof, the accuracy of the representations and warranties made by the Company in this Agreement shall be determined without giving effect to the qualifications to such representations and warranties concerning "knowledge," "materiality" or "Material Adverse Effect" and without giving effect to the disclosure of any exceptions to such representations and warranties on any Schedule, Exhibit or other written or oral notice (other than any exceptions set forth in Sections
3.13 and 3.23 of the Company Schedule).

                 (b) From and after the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall indemnify and hold harmless the Company and each of its Affiliates (without duplication) from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, (ii) any breach or non-performance of any covenant to be performed by Buyer pursuant to this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, and (iii) any action taken or omitted to be taken by Buyer or any of its Affiliates subsequent to the Closing and resulting from or arising in connection with Buyer's and its Affiliates' conduct of the business relating to the Assets and the Assumed Liabilities subsequent to the Closing to the extent such Losses are not otherwise indemnifiable by the Company pursuant to the terms of this Agreement.

                 (c) The indemnified party shall promptly notify the indemnifying party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder, which notification shall state in reasonable detail the basis of such claim or potential liability, including the specific date of such claim, the third parties affected thereby, and the specific facts relating to the incident which gave rise to such claim or potential liability, provided, however, that the indemnified party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a third party claim to the indemnifying party except and only to the extent that the indemnifying party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

                 (d) With respect to a claim for indemnification arising out of or involving an assertion by a third party of liability of an indemnified party (a "Third Party Claim"), upon receipt by the indemnifying party of the notice of claim for indemnity required to be given by the indemnified party pursuant to subsection (c) hereof, the indemnifying party shall have the right at any time thereafter to assume the defense thereof and be represented, at its own expense, by legal counsel and/or accountants of its own choosing, in and with respect to any (i) settlement negotiations and (ii) action, suit or other proceeding, whether legal, administrative or arbitrative, including any appeal proceeding, in each instance with respect to the matter giving rise to said Third Party Claim. If the indemnifying party chooses to defend any such Third Party Claim, the indemnified party shall make available to the indemnifying party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. The indemnifying party shall have the right, in its sole discretion and at its expense, to control the defense of such Third Party Claim, including without limitation, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of any such claim or potential claim; provided, however, that prior to entering into a final settlement or compromise with respect to such Third Party Claim, the indemnifying party shall obtain the indemnified party's consent (which consent shall not be unreasonably withheld or delayed) to such settlement or compromise if such settlement or compromise would materially and adversely affect the business, financial condition or results of operations of the indemnified party. Notwithstanding the foregoing, if an offer of settlement or compromise is received by or communicated to the indemnifying party with respect to a Third Party Claim and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and the indemnified party declines to accept such settlement or compromise, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, at the indemnified party's sole expense. The obligation of the indemnifying party to the indemnified party with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which the indemnified party declined to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notifies the indemnified party of the indemnifying party's willingness to settle or compromise such Third Party Claim or (ii) the amount the indemnified party is obligated to pay as a result of the indemnified party's continuing to contest such Third Party Claim including costs and expenses with respect thereto; and the indemnifying party shall be entitled to recover (by set off or otherwise) from the indemnified party any additional expenses incurred by the indemnifying party as a result of the indemnified party's decision to continue to contest such Third Party Claim.

                 (e) Notwithstanding anything to the contrary contained herein, if the indemnifying party has not assumed control of the defense of any Third Party Claim within sixty (60) days after its receipt of a notice of claim for indemnity from the indemnified party, or if the indemnifying party has abandoned control of any Third Party Claim, the indemnified party shall have the right to assume the defense thereof, and subject to the provisions of this
Article VII, the costs and expenses incurred by the indemnified party in connection therewith shall be borne by the indemnifying party. In addition, in connection with any Third Party Claim in which the indemnified party shall reasonably conclude, based upon an opinion of its counsel, that (i) there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such Third Party Claim or (ii) there are specific defenses available to the indemnified party which are different from or additional to those available to the indemnifying party and which could be materially adverse to the indemnifying party, then the indemnified party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the indemnifying party shall pay the fees and disbursements of counsel to each of the indemnifying party and the indemnified party. In all other cases, the indemnifying party and the indemnified party shall each pay the costs and disbursements of their respective counsel, and, prior to entering into a final settlement or compromise, the indemnified party shall follow the procedures required of the indemnifying party in paragraph (d) of this Section 7.1.

                 (f) Notwithstanding anything to the contrary contained in paragraphs (d) or (e) of this Section 7.1, in the event prompt action is required with respect to the defense of a Third Party Claim, the indemnified party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the indemnifying party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in paragraphs
(d) and (e) of this Section 7.1 shall be applicable and the indemnifying party shall, subject to the terms and conditions of this Article VII, reimburse the indemnified party for any costs and expenses incurred by the indemnified party prior to the date the indemnifying party assumes control of such Third Party Claim.

                 (g)        The right of an indemnified party under this
Section 7.1 shall be subject to the condition that notice of any claim for indemnification under Section 7.1(a)(i) or Section 7.1(b)(i) shall have been given prior to the expiration of the survival period of the representation or warranty to which the claim relates as set forth in Section 9.1 hereof.

                 (h) In no event shall the Company's indemnity obligation under Section 7.1(a) exceed an amount (the "Indemnification Cap") equal to the sum of (i) $20,510,000 plus (ii) the greater of $16,000,000 or the 12% Holdback.

                 (i) Buyer shall use reasonable efforts at all times to minimize the claims and losses for which the Company may be liable under this Agreement. Without limiting the foregoing, in carrying out its duty to mitigate claims and losses for which the Company may be liable, Buyer shall use prudent mortgage banking practices and, in any case, not less than that degree of care that Buyer exercises with respect to the conduct of its existing mortgage banking business.

                 (j) Promptly upon receipt of a claim for indemnification, the party receiving such claim shall either acknowledge in writing the validity of the claim (an "Undisputed Claim") or within 20 days from the receipt of such notice dispute the claim for indemnification by written notice setting forth to the extent practicable the reasons for such dispute (a "Disputed Claim"). If the party receiving a notice of claim does not give notice that it disputes the claim within such twenty day period, the claim shall be deemed to be an Undisputed Claim. The parties shall promptly commence good faith negotiations with a view to resolving all Disputed Claims. Any Disputed Claim which is finally resolved shall thereafter be an Undisputed Claim in an amount equal to the amount of the claim as so finally resolved.

                 (k) On the first anniversary of the Closing Date, provided that the aggregate amount of Undisputed Claims does not equal or exceed the Indemnification Cap, Buyer shall establish reserve accounts (collectively, the "Reserve") for estimated Losses relating to the following items indemnifiable by the Company pursuant to Section 7.1(a): (A) a reserve established in accordance with GAAP for uncollectible Accounts Receivable outstanding as of such date, (B) the reserve contemplated by Section 7.1(a)(x) with respect to indemnifiable Losses relating to the First Eastern Portfolio, (C) a reserve established in accordance with GAAP sufficient to cover breaches or alleged breaches of the Origination and Servicing Representations determined in accordance with clause (Z) of Section 7.1(a)(i), and (D) a reserve sufficient to cover all other unresolved, disputed or theretofore unasserted claims indemnifiable by the Company pursuant to Section 7.1(a) (including all other existing Disputed Claims). If the Company disputes any portion of the amounts included by Buyer in the Reserve pursuant to clause (A) above then such dispute or disputes shall be referred promptly to the Independent Accounting Firm whose determination of the appropriate amount relating to such items to be included in the Reserve shall be binding on all parties. If the Company disputes the amount included in the Reserve with respect to clause (B), such dispute shall be referred promptly to the Independent Accounting Firm whose determination of the appropriate amount of the Loss to be charged to the Reserve shall have the status of an Undisputed Claim. Such determination shall be final and binding on all parties. If on the second anniversary of the Closing Date there continue to be Disputed

Claims with respect to Origination and Servicing Representations, such claims shall be submitted to the Qualified Institution who shall determine the amount of the Loss which shall then be an Undisputed Claim to be charged to the Reserve. The determination of the Qualified Institution shall be final and binding on all parties. If the Company disputes any portion of the amounts included by Buyer in the Reserve pursuant to clause (D) above, then on the second anniversary of the Closing Date (or such earlier date as the Buyer may determine), the parties shall cause the dispute to be referred promptly to the Qualified Institution whose determination of the appropriate amount relating to such items to be included in the Reserve shall be final and binding on all parties.

                 (l) On each successive anniversary of the Closing Date following the first anniversary, Buyer shall review the amount of the Reserve attributable to uncollected Accounts Receivable in order to determine an appropriate reserve in accordance with GAAP for uncollectible Accounts Receivable outstanding as of such date. The parties promptly shall refer any dispute arising out of any such annual review to the Independent Accounting Firm whose determination of the appropriate amount to be included in the Reserve shall be binding on all parties.

The parties shall maintain this annual review process until all Accounts Receivable have been collected by Buyer in full or have been finally determined to be uncollectible.

                 (m) On each successive anniversary of the Closing Date following the second anniversary, Buyer shall review the amount of the Reserve to determine the amount necessary to cover Disputed Claims which have not yet been resolved. If the Company disputes any portion of the amounts included by Buyer in the Reserve in connection with such annual review, the parties promptly shall refer any such dispute to the Qualified Institution whose determination of the appropriate amount to be included in the Reserve shall be binding on all parties. The parties shall maintain this annual review process until all Disputed Claims have been finally resolved.

                 (n) The Reserve established in accordance with Section 7.1(k) shall be adjusted in accordance with the annual reviews described in the two preceding paragraphs and as each Disputed Claim is resolved. As promptly as practicable following the second anniversary of the Closing, Buyer shall pay to the Company the amount, if any, by which (A) the amount withheld at the Final Settlement Date as a result of the calculation of the Re-serve pursuant to Section 2.7(a) less the amount of any Disputed Claims which become Undisputed Claims after such date, exceeds (B) the remaining amount of the Reserve. Thereafter, not less frequently than annually, Buyer shall recompute the amount resulting from the calculation set forth in the previous sentence as of such date and shall pay to the Company the amount computed thereby less the aggregate of all amounts previously paid by Buyer pursuant to this Section 7.1(n).

                 (o) In the case of any referral of a dispute to either the Independent Accounting Firm or the Qualified Institution, Buyer and the Company shall use their respective best efforts to cause such firm to render its determination as soon as practicable following such referral, and each party shall cooperate with such firm and shall provide such firm with reasonable access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination. All of the fees and expenses of the Independent Accounting Firm or the Qualified Institution, as the case may be, shall be paid one-half by Buyer and one-half by the Company.

                                  ARTICLE VIII
                       TERMINATION, WAIVER AND AMENDMENT

                 8.1        Termination

                 This Agreement may be terminated on or at any time prior to the Closing Date:

                 (a)        by the mutual written consent of the parties hereto;

                 (b) by either Buyer or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappeal-able order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                 (c) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect, in the case of breaches by the Company, or a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, in the case of breaches by Buyer;

                 (d) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto;

                 (e) by Buyer or the Company, if the Closing Date shall not have occurred on or prior to January 31, 1996, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

                 (f) by Buyer or the Company, if five calendar days shall have elapsed after the delivery by the Company of an Overbid Notice to Buyer and Buyer has not delivered a Topping Offer to the Company;

                 (g) by Buyer, if the Bankruptcy Court has not entered the First Order within ten days following the date of the filing with the Bankruptcy Court of the motion seeking the First Order; or

                 (h) by Buyer, if the Bankruptcy Court has not entered the Second Order by January 15, 1996.

                 8.2        Effect of Termination

                 In the event of a termination of this Agreement pursuant to
Section 8.1 hereof, this Agreement shall become void and have no effect, except that the provi-sions relating to confidentiality and expenses set forth in Sections 5.3 and
9.2 hereof, respectively, this Section 8.2, and, to the extent applicable,
Section 8.4, shall survive any such termination, provided, however, that except as provided in this Section 8.2, no such termination shall relieve any party from liability for any willful breach of this Agreement.

                 8.3  Amendment, Extension and Waiver

                 Subject to applicable law, the parties hereto may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 8.4  Termination Payment.

                 In the event that (a) this Agreement is terminated pursuant to
Section 8.1(f), (b) the Board of Directors of the Company shall have withdrawn its support for the Acquisition or modified its support for the Acquisition in a manner adverse to Buyer, or (c) the Company shall have entered into a definitive agreement with a Qualified Third Party with respect to an Acquisition Proposal as contemplated by Section 5.17(b), then the Company shall pay to Buyer promptly, but in no event more than two business days following the date of the applicable event described in clauses (a), (b) and (c) above, by wire transfer of immediately available funds, to such account as Buyer shall designate, an amount (the "Termination Payment") equal to the greater of (X) $3 million or (Y) 50% of the amount by which the consideration paid pursuant to any alternative Acquisition Proposal exceeds the Base Purchase Price set forth in this Agreement, provided, that in no event shall the amount paid by the Company to Buyer pursuant to this Section 8.4 exceed $5 million. If within one year from the date of any termination of this Agreement pursuant to Article VIII hereof





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(other than pursuant to Section 8.1(f)), the Company consummates an Acquisition
Proposal (excluding any restructuring of capital of the Company solely with their existing creditors in exchange for their outstanding debt), simultaneously with the consummation of such Acquisition Proposal and provided that this Agreement has not been terminated because of a material breach of Buyer's obligations, representations or warranties hereunder, the Company will pay to Buyer the Termination Payment.

                                   ARTICLE IX
                                 MISCELLANEOUS

                 9.1        Survival; Buyer's Rights
                            Following Closing

                 (a) The representations and warranties set forth in Articles III and IV hereof, other than those contained in Section 3.6 hereof, shall survive for a period of one year following the Closing Date, and the representations and warranties contained in Section 3.6 hereof shall survive the Closing Date indefinitely.

                 (b) The covenants and agreements set forth in this Agreement shall not survive the Closing, except for





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those covenants and agreements which by their terms apply in whole or in part after such date.

                 9.2        Expenses

                 Except as otherwise specified in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided, however, that nothing contained in this Section 9.2 shall limit a party's rights to recover damages for willful breach of this Agreement as specified in, and subject to the provisions of, Section 8.2 hereof.

                 9.3 Release and Settlement. On the Closing Date, the Company shall be deemed to have released, compromised and settled any and all claims, rights, and causes of action that the Company may have against Buyer or its Affiliates pursuant to sections 544 through 550 of the Bankruptcy Code, inclusive, arising out of the prepetition transfer of assets from the Company to Buyer consummated on October 2, 1995, including, but not limited to, any fraudulent transfer or conveyance claims that might have been assertable by a creditor prior to the Company's Chapter 11 case.





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                 9.4        Entire Agreement

                 This Agreement, together with the documents, schedules and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement, the First Order and the Second Order contain the entire agreement and understanding of the parties with respect to the subject matter contained herein or therein. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter (other than the Confidentiality Agreement).

                 9.5        Parties in Interest

                 The Agreement shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

                 9.6        Assignment

                 No party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party provided, howev-





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er, that Buyer may assign to an Affiliate of Buyer all of its rights hereunder to assume the rights and obligations of the Company under those Contracts pursuant to which the Company services, subservices or master services multi-family Mortgage Loans (as set forth on Section 3.23 of the Company Schedule).

                 9.7        Notices

                 All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested), or by overnight courier, cable, telegram or telex addressed as follows:

                 (a)        If to the Company, to:

                            Lomas Mortgage USA, Inc.
                            1600 Viceroy Drive
                            Dallas, Texas  75235
                            Attention:     Louis Gregory, Esq.
                                           (214) 879-7075 (facsimile)

                            Copies to:

                            Davis Polk & Wardwell
                            450 Lexington Avenue
                            New York, New York  10017
                            Attention:     Robert J. Levine, Esq.
                                           (212) 450-4800 (facsimile)

                            Jaffe, Raitt, Heuer & Weiss
                            Suite 2400
                            One Woodward Avenue
                            Detroit, Michigan 48226
                            Attention:     Mark K. Rabidoux, Esq.
                                           (313) 961-8358 (facsimile)





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                 (b)        If to Buyer, to:

                            First Nationwide Bank,
                              A Federal Savings Bank
                            200 Crescent Court, Suite 1350
                            Dallas, Texas  75201
                            Attention:     Christie S. Flanagan, Esq.
                                           (214) 871-5199 (facsimile)

                            Copies to:

                            Skadden, Arps, Slate, Meagher & Flom
                            919 Third Avenue
                            New York, New York  10022
                            Attention:   J. Gregory Milmoe, Esq.
                                         (212) 735-2000 (facsimile)

                 and

                            Weiner, Brodsky, Sidman & Kider
                            1350 New York Avenue, N.W.
                            Suite 800
                            Washington, D.C.  20005
                            Attention:     Harvey E. Weiner, Esq.
                                           (202) 628-2011 (facsimile)

                 (c)        If to counsel for creditors' committee, to:

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, New York 10153
                            Attention:     Martin J. Bienenstock, Esq.
                                           (212) 310-8007 (facsimile)

                 9.8        Captions

                 The table of contents and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                 9.9        Counterparts





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                 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

                 9.10       Governing Law

                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

                 9.11 Exclusive Jurisdiction. The parties hereby agree that, without limitation of any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with this Agreement, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, actions, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the Bankruptcy Court.

                 IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.


                                           FIRST NATIONWIDE MORTGAGE
                                            CORPORATION

                                           By: /s/ LAWRENCE P. WASHINGTON
                                               --------------------------------
                                               Name: Lawrence P. Washington
                                               Title: Executive Vice President


                                           LOMAS MORTGAGE USA, INC.

                                           By: /s/ ERIC D. BOOTH
                                               --------------------------------
                                               Name: Eric D. Booth
                                               Title: Chief Executive Officer

The Exhibits and Schedules to the Section 363 Asset Sale Agreement amended and restated as of January 4, 1996 by and between First Nationwide Mortgage Corporation, as Buyer, and Lomas Mortgage USA, Inc., as the Company (the "Asset Sale Agreement"), have not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this Regulation, set forth below is a list briefly identifying the contents of all omitted Exhibits and Schedules to the Asset Sale Agreement. In addition, pursuant to such Regulation, the registrant hereby agrees to furnish supplementally a copy of any such omitted Exhibits and Schedules to the Securities and Exchange Commission upon request.


                                    EXHIBITS

Exhibit 2.2               Base Purchase Price
Exhibit 2.3(b)(i)         Bill of Sale and Assignment
Exhibit 2.3(b)(ii)        Lease Assignment and Assumption Agreement
Exhibit 2.3(c)            Assumption Agreement
Exhibit 2.6(e)            Terms and Provisions with respect to the Mortgage
                          Loans serviced by the Company pursuant to the Citicorp Agreement
Exhibit 5.27              Subservicing and Transition Services Agreement

                                 BUYER SCHEDULE

Buyer Schedule - Section 4.3      Consents and Approvals

                                   SCHEDULES

Schedule I            Accounts Receivable
Schedule II Assumed Contracts (other than Mortgage Servicing Agreements and Leases)
Schedule III          Investments Related to Servicing Business
Schedule IV           Leases
Schedule V            Mortgage Servicing Agreements
Schedule VI           Other Assets Related to Servicing Business
Schedule VII          Scheduled Liabilities
Schedule VIII         Employees
Schedule IX           Trade Names
Schedule X            Furniture, Fixtures and Equipment

                                COMPANY SCHEDULE

Section 3.2(b)        Authority; No Violation
Section 3.3           Consents and Approvals

Section 3.5(b)        Leases
Section 3.6           Title to Assets
Section 3.8           Legal Proceedings
Section 3.10          Mortgage Loans
Section 3.13          No Recourse
Section 3.14          Mortgage Servicing Agreement Defaults
Section 3.15(c)       Compliance with Mortgage Banking Regulations
Section 3.17          Inquiries
Section 3.18          Advances; Accounts Receivable
Section 3.19          Physical Damage
Section 3.20          Pool Certification
Section 3.23          Single Family Loans
Section 3.25          Taxes
Section 3.29(b)       Trade Names
Section 5.1           Conduct Prior to Closing